                                                                   Exhibit 10.32

                                   GROSS LEASE
                                (w/Base Amounts)

THIS LEASE (this "Lease") is made as of December ___, 2003, by and between

"Landlord"     Corporate Drive Corporation, as Trustee of Corporate Drive
               Nominee Realty Trust, a Massachusetts nominee trust

               and

"Tenant"       Lightbridge, Inc, a Delaware corporation.

                                TABLE OF CONTENTS

SECTION 1: DEFINITIONS..................................................................         1
   Access Laws..........................................................................         1
   Additional Rent......................................................................         1
   Base Amount Allocable to the Premises................................................         1
   Base Rent............................................................................         1
   Brokers..............................................................................         1
   Building.............................................................................         1
   Business Day.........................................................................         1
   Claims...............................................................................         1
   Commencement Date....................................................................         1
   Construction Period Commencement Date................................................         1
   ERISA................................................................................         1
   Estimated Operating Costs Allocable to the Premises..................................         1
   Events of Default....................................................................         1
   Fair Market Rent.....................................................................         1
   Governmental Agency..................................................................         2
   Governmental Requirements............................................................         2
   Hazardous Substance(s):..............................................................         2
   Land.................................................................................         2
   Landlord.............................................................................         2
   Landlord's Agents....................................................................         2
   Lease Security Deposit...............................................................         2
   Lease Term...........................................................................         2
   Lender...............................................................................         2
   Manager..............................................................................         2
   Manager's Address....................................................................         2
   Operating Costs......................................................................         2
   Operating Costs Allocable to the Premises............................................         2
   Park.................................................................................         2
   Parking Ratio........................................................................         2
   Permitted Use........................................................................         2
   Plans and Specifications.............................................................         2
   Prepaid Rent.........................................................................         2
   Premises.............................................................................         2
   Prime Rate...........................................................................         3
   Property Taxes.......................................................................         3
   Restrictions.........................................................................         3
   Telecommunication Facilities.........................................................         3
   Telecommunication Services...........................................................         3
   Tenant...............................................................................         3
   Tenant Alterations...................................................................         3
   Tenant Improvement Allowance.........................................................         3

   Tenant Improvements..................................................................         3
   Tenant's Agents......................................................................         3
   Tenant's  Pro Rata Share.............................................................         4
   Year.................................................................................         4
SECTION 2:  PREMISES AND TERM...........................................................         4
   2.1   Lease of Premises..............................................................         4
   2.2   Lease Term.....................................................................         5
   2.3   Plans and Specifications.......................................................         6
   2.4   Commencement Date..............................................................         7
   2.5   Tenant's Contribution to Tenant Improvement Costs..............................         7
   2.6   Intentionally Omitted..........................................................         9
   2.7   Use and Conduct of Business....................................................         9
   2.8   Compliance with Governmental Requirements and Rules and Regulations............        10
SECTION 3:  BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE...............        10
   3.1   Payment of Rental..............................................................        10
   3.2   Base Rent......................................................................        10
   3.3   Lease Security Provisions......................................................        10
   3.4   Additional Rent................................................................        12
   3.5   Utilities......................................................................        16
   3.6   Holdover.......................................................................        17
   3.7   Late Charge....................................................................        17
   3.8   Default Rate...................................................................        17
SECTION 4:  MANAGEMENT AND LEASING PROVISIONS...........................................        17
   4.1   Maintenance and Repair by Landlord.............................................        17
   4.2   Maintenance and Repair by Tenant...............................................        19
   4.3   Common Areas/Security..........................................................        19
   4.4   Tenant Alterations.............................................................        20
   4.5   Tenant's Work Performance......................................................        20
   4.6   Surrender of Possession........................................................        20
   4.7   Removal of Property............................................................        21
   4.8   Access.........................................................................        21
   4.9   Damage or Destruction..........................................................        22
   4.10  Condemnation...................................................................        23
   4.11  Parking........................................................................        23
   4.12  Indemnification................................................................        23
   4.13  Tenant Insurance...............................................................        24
   4.14  Landlord's Insurance...........................................................        25
   4.15  Waiver of Subrogation..........................................................        25
   4.16  Assignment and Subletting by Tenant............................................        25
   4.17  Assignment by Landlord.........................................................        27
   4.18  Estoppel Certificates and Financial Statements.................................        27
   4.19  Modification for Lender........................................................        28
   4.20  Hazardous Substances...........................................................        28
   4.21  Access Laws....................................................................        28
   4.22  Quiet Enjoyment................................................................        29
   4.23  Signs..........................................................................        29
   4.24  Subordination..................................................................        30
   4.25  Workers Compensation Immunity..................................................        31
   4.26  Brokers........................................................................        31
   4.27  Limitation on Recourse.........................................................        31
   4.28  Mechanic's Liens and Tenant's Personal Property Taxes..........................        32
   4.29  Rooftop Equipment..............................................................        32
   4.30  Generator......................................................................        34
   4.31  No Offset; Independent Covenants; Waiver.......................................        35
SECTION 5:  DEFAULT AND REMEDIES........................................................        36
   5.1   Events of Default..............................................................        36

   5.2   Remedies.......................................................................        36
   5.3   Right to Perform...............................................................        38
   5.4   Landlord's Default.............................................................        38
SECTION 6:  MISCELLANEOUS  PROVISIONS...................................................        39
   6.1   Notices........................................................................        39
   6.2   Attorney's Fees and Expenses...................................................        39
   6.3   No Accord and Satisfaction.....................................................        39
   6.4   Successors; Joint and Several Liability........................................        39
   6.5   Choice of Law..................................................................        39
   6.6   No Waiver of Remedies..........................................................        39
   6.7   Offer to Lease.................................................................        40
   6.8   Force Majeure..................................................................        40
   6.9   Landlord's Consent.............................................................        40
   6.10  Severability; Captions.........................................................        40
   6.11  Interpretation.................................................................        40
   6.12  Incorporation of Prior Agreement; Amendments...................................        40
   6.13  Authority......................................................................        40
   6.14  Time of Essence................................................................        41
   6.15  Survival of Obligations........................................................        41
   6.16  Consent to Service.............................................................        41
   6.17  Landlord's Authorized Agents...................................................        41
   6.18  Waiver of Jury Trial...........................................................        41
   6.19  Building Deliveries............................................................        41

                               LISTING OF EXHIBITS

Exhibit A         Intentionally Omitted
Exhibit B         Drawing Showing Location and Configuration of the Premises
Exhibit C         Listing of Plans and Specifications for Tenant Improvements
Exhibit D         Intentionally Omitted
Exhibit E         Rules and Regulations
Exhibit F         Letter of Credit Criteria
Exhibit G         Exterior Signs
Exhibit H         Form of Requisition for Tenant Improvement Allowance
Exhibit I         Cleaning Specifications
Exhibit J         Tenant's Generator Area
Exhibit K         Prior Rights of First Offer and/or First Refusal

                             SECTION 1: DEFINITIONS

ACCESS LAWS: The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

ADDITIONAL RENT:  Defined in paragraph captioned "Additional Rent".

BASE AMOUNT ALLOCABLE TO THE PREMISES: Defined in paragraph captioned
         "Additional Rent".

BASE RENT: The monthly amount of Base Rent and the portion of the Lease Term during which such monthly amount of Base Rent is payable shall be determined from the following table. For convenience and ease of reference, the annual rental rate for the computation of Base Rent and the annual Base Rent are also set forth in tabular form with the annual Base Rent equaling the monthly Base Rent installment multiplied by twelve. In the case of any conflict or inconsistency between the Monthly Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the monthly Base Rent installment so specified shall be controlling and conclusive.

        Applicable Portion of Lease Term
-----------------------------------------------
                                                                                                      Monthly Base
                                                             Rate Per/Rentable  Annual Base Rent    Rent Installment
Beginning                     Ending                         Sq. Ft./ Annum                          (Annual / 12)
--------------------------------------------------------------------------------------------------------------------
Construction  Period          May 31, 2004                        $ 0.00          $        0.00        $      0.00
Commencement Date

June 1, 2004                  May 31, 2006                        $19.50          $1,569,496.50        $130,791.38

June 1, 2006                  May 31, 2007                        $20.50          $1,649,983.50        $137,498.63

June 1, 2007                  May 31, 2009                        $21.50          $1,730,470.50        $144,205.88

June 1, 2009                  November 30, 2011                   $22.85          $1,839,127.95        $153,260.66

Notwithstanding the foregoing, Landlord shall abate all Base Rent applicable to the Premises for the six (6) month period beginning on the Commencement Date (i.e. June 1, 2004) and ending on December 1, 2004. Tenant acknowledges and agrees that Tenant shall be liable for all Additional Rent payable during such period.

BROKERS: Tenant was represented in this transaction by Meredith & Grew, Inc., a licensed real estate broker. Landlord was represented in this transaction by Trammell Crow Company, a licensed real estate broker.

BUILDING:The building located on the Land at 30 Corporate Drive, Burlington,
         Massachusetts, commonly known as 300 Burlington Centre and containing approximately 135,276 rentable square feet.

BUSINESS DAY: Calendar days, except for Saturdays and Sundays and holidays when banks are closed in Boston, Massachusetts.

CLAIMS: An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including reasonable attorneys' fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

COMMENCEMENT DATE: June 1, 2004.

CONSTRUCTION PERIOD COMMENCEMENT DATE: The date that this Lease has been fully executed and delivered by both parties.

ERISA: The Employee Retirement Income Security Act of 1974, as now or hereafter amended, and the regulations promulgated under it.

ESTIMATED OPERATING COSTS ALLOCABLE TO THE PREMISES: Defined in paragraph captioned "Additional Rent".

EVENTS OF DEFAULT: One or more of those events or states of facts defined in the paragraph captioned "Events of Default".

FAIR MARKET RENT: The prevailing base rent and additional rent (including provisions for escalations, subsequent increases, market incentives such as tenant improvements and free rent periods, and other adjustments) for new leases or lease renewals (as applicable) of a comparable term then currently being negotiated or executed for comparable space located in similar first class office buildings in Burlington, Massachusetts (the "Comparable Properties"), considering the relative age, condition and location of the Building and the Comparable Properties, the relative condition of the Building's and Comparable Properties' systems; the relative condition of the Premises and such comparable space; the absence of rent concessions and work to be performed by Landlord for Tenant's benefit; and the absence of any contribution by Landlord for any work to be performed by Tenant or on Tenant's behalf..

GOVERNMENTAL AGENCY: The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

GOVERNMENTAL REQUIREMENTS: Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended.

HAZARDOUS SUBSTANCE(S): Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, sub-stance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

LAND: The land upon which the Building is located in Burlington, Middlesex
         County, Commonwealth of Massachusetts.

LANDLORD: The trust named on the first page of this Lease, or its successors and assigns as provided in paragraph captioned "Assignment by Landlord".

LANDLORD'S AGENTS: The trustee of and consultants and advisors to the Landlord and employees of the foregoing.

LEASE SECURITY DEPOSIT: The letter of credit delivered by Tenant to Landlord as described in the paragraph entitled "Security Provisions."

LEASE TERM: Commencing on the Construction Period Commencement Date and ending on November 30, 2011.

LENDER: Defined in paragraph entitled "Landlord's Default".

MANAGER: Trammell Crow Services, Inc., or its replacement as specified by written notice from Landlord to Tenant.

MANAGER'S ADDRESS: 25 Corporate Drive, Burlington, Massachusetts 01803, which address may be changed by written notice from Landlord to Tenant.

OPERATING COSTS: Defined in paragraph captioned "Additional Rent".

OPERATING COSTS ALLOCABLE TO THE PREMISES: Defined in paragraph captioned
         "Additional Rent".

PARK: The office park in which the Building is located, known as Burlington
         Centre Office Park.

PARKING RATIO: 3.1 stalls per 1,000 rentable square feet of the Premises.

PERMITTED USE: Office uses for general business, sales, and technical assistance; the operation of a data center with computers and related equipment; an emergency call center and training facilities, so long as any such use is consistent with Governmental Requirements.

PLANS AND SPECIFICATIONS: (a) Those certain plans and specifications for the Tenant Improvements, if any, as listed in Exhibit C and any modifications to them approved in writing by Landlord and Tenant; or
         (b) if Exhibit C does not include a listing of such plans and specifications, then such plans and specifications shall be prepared by Tenant (the "Preparing Party") and delivered to Landlord (the "Receiving Party") and approved by Landlord and Tenant as set forth in the paragraph entitled "Plans and Specifications".

PREPAID RENT: One Hundred Thirty Thousand and 00/100 Dollars ($130,000.00) to be applied toward Base Rent for the first full calendar month of the Lease Term or to the first month in which full Base Rent is due.

PREMISES:The portion of the Building consisting of approximately ten thousand six hundred twenty-one (10,621) rentable square feet on the first floor of the Building, the entire second floor of the Building containing approximately thirty-four thousand nine hundred thirty-three (34,933) rentable square feet, and the entire third floor of the Building containing approximately thirty-four thousand nine hundred thirty-three (34,933) rentable square feet, each of the foregoing as depicted on the plans attached as Exhibit B and agreed by Landlord and Tenant for all purposes under this Lease to consist of an aggregate of approximately eighty- thousand four hundred eighty-seven (80,487) rentable square feet. The number of rentable square feet recited herein shall be final, conclusive and controlling.

PRIME RATE: Defined in paragraph captioned "Default Rate".

PROPERTY TAXES: (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements located on the Land or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property; (e) any gross receipts or other excise tax allocable to, measured by or a function of any one or more of the matters referred to in clause (d); (f) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property; (g) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property, (h) tax consultant fees and expenses, and (i) costs of appeals of any Property Taxes, provided that Landlord in good faith believes that there is a reasonable likelihood that a contest by Landlord will be successful in obtaining an abatement or reduction that will exceed the cost of any such contest. Notwithstanding the foregoing, Property Taxes shall not include taxes on Landlord's net income, franchise tax, capital levy tax, excise tax, transfer tax, or estate, gift, succession or inheritance taxes. Tenant shall not be required to share in any penalties, interest, late payments or the like resulting from Landlord's late payment of Property Taxes, provided Tenant has paid its share of the Property Taxes and all other amounts when and as required hereunder. In the event any special assessments are assessed and payable, Tenant's share thereof shall be calculated as if such assessments were being paid by Landlord over the longest period of time permitted by applicable law (including any interest charge associated therewith). If Property Taxes on the Building are increased as a result of alterations made by another tenant or occupant on its own premises, and if such alterations are separately listed and assessed on the tax bill and if such tenant's or occupant's lease or agreements with Landlord require such tenant or occupant to pay one hundred percent (100%) of such increase, then Tenant shall not be required to pay any share of such separately listed Property Tax amount.

RESTRICTIONS: Any covenants, conditions and restrictions applicable to the Land which are recorded with the Middlesex County (Southern District) Registry of Deeds.

TELECOMMUNICATION FACILITIES: Equipment, facilities, apparatus and other materials utilized for the purpose of electronic telecommunication, including cable, switches, wires, conduit and sleeves.

TELECOMMUNICATION SERVICES: Services associated with electronic telecommunications, whether in a wired or wireless mode. Basic voice telephone services are included within this definition.

TENANT: The person or entity(ies) named on the first page of this Lease.

TENANT ALTERATIONS: Defined in paragraph captioned "Tenant Alterations".

TENANT IMPROVEMENT ALLOWANCE: The maximum amount, if any, to be contributed by Landlord to reimburse Tenant for Tenant Improvement Costs and the Construction Monitoring Fee (each as defined in paragraph 2.5.1 hereof), which maximum shall not exceed Three Million Two Hundred Ninety-Nine Thousand Nine Hundred Sixty-Seven and 00/100 Dollars ($3,299,967.00) or Forty-One and 00/100 Dollars ($41.00) per rentable square foot of the Premises.

TENANT IMPROVEMENTS: Those alterations or improvements to the Premises as appear and are depicted in the Plans and Specifications.

TENANT'S AGENTS: Any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

TENANT'S PRO RATA SHARE : is 80,487/135,276 = fifty-nine and fifty one-hundredths percent (59.50%), which shall be final, conclusive and controlling during the Lease Term for all purposes, except as the same may be adjusted to reflect any expansion of the Premises or the recapture of any portion thereof.

YEAR: A calendar year commencing January 1 and ending December 31 or that portion of the calendar year within the Lease Term.

                          SECTION 2: PREMISES AND TERM

2.1      LEASE OF PREMISES.

         2.1.1 INITIAL PREMISES. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease. In addition to the Premises, Tenant shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use the common lobbies, corridors, stairways, elevators and loading platforms of the Building and the common walkways and driveways necessary for access to the Building, and if the Premises include less than an entire floor, the common toilets, corridors and elevator lobby for such floor. Tenant's use of such common areas shall be subject to such reasonable regulations as Landlord may from time to time impose and the rights of Landlord set forth herein.

         2.1.2 EXPANSION SPACE - RIGHT OF FIRST OPPORTUNITY. During the initial Lease Term (but not during any extension of this Lease pursuant to paragraph 2.2.2 hereof), provided the Tenant is not in default of any of the terms, covenants and conditions thereof, beyond any applicable notice and cure periods, and further provided that Lightbridge, Inc. is itself occupying at least sixty (60%) percent of the initial Premises demised to Tenant as of the date of this Lease (the "Initial Premises"), in the event that any other space in the Building (in each case referred to herein as "Expansion Space") shall become available for lease in the Building after the date hereof as a result of the expiration or termination of any lease now existing or hereafter entered into, Landlord shall first offer such Expansion Space to Tenant on an "AS IS" basis for the balance of the Lease Term, subject to any prior rights of first offer and/or first refusal held by third parties as of the date of this Lease as set forth on Exhibit K attached hereto and subject to the renewal rights of any then existing tenants. Notwithstanding the foregoing, if less than two (2) years were to remain on the initial Lease Term as of the effective commencement date for such Expansion Space, Tenant may not exercise such right of first offer unless Tenant exercises the Extension Option. The Base Rent and Additional Rent payable for the affected Expansion Space shall be the then Fair Market Rent for new leases of such space as determined in the same manner as Fair Market Rent is determined for the Extension Option as provided in paragraph 2.2.3 hereof. Notwithstanding the foregoing or anything to the contrary contained in paragraph
2.1.3 hereof, (a) if the effective commencement date for such Expansion Space occurs on or before June 1, 2006, in no event shall the Base Rent plus escalations for any Expansion Space be less than the annual Base Rent per rentable square foot plus escalations payable for the Premises from time to time, and (b) Landlord shall have no obligation to prepare, refurbish or construct the Expansion Space or any part thereof or to otherwise provide any amount of improvement allowance in respect of the Expansion Space. Tenant shall have ten (10) Business Days from notification of Landlord (the "ROFO Notice") within which to accept Landlord's offer in writing to lease all or any portion of such Expansion Space, provided that if Tenant elects to lease less than all of such Expansion Space, the remainder of such Expansion Space to be retained by Landlord shall consist of a single leasable space of not less than five thousand (5,000) rentable square feet. Although the Fair Market Rent shall be determined in accordance with paragraph 2.2.3 hereof, the ROFO Notice shall state Landlord's proposed Fair Market Rent for such Expansion Space. If Tenant has not accepted Landlord's offer in writing within said ten (10) Business Day time period and/or has not executed an amendment to this Lease in form and substance satisfactory to Landlord in its reasonable discretion within five (5) Business Days after Landlord's delivery of same to the Tenant (in each case time being of the essence), this right of first opportunity shall expire as to such Expansion Space, and the Landlord shall be free to lease all or any portion of such Expansion Space to any third party at any time thereafter on the same terms and conditions as offered to Tenant or on such other terms and conditions as Landlord shall determine provided such terms and conditions are not more favorable than those offered to Tenant. If Landlord thereafter decides to offer such Expansion Space to a third party on terms more favorable than those previously offered to Tenant as provided above, then, subject to the terms and conditions provided above, Landlord shall again first offer such Expansion Space to Tenant by ROFO Notice, except that Tenant shall only have three (3) Business Days from receipt of such ROFO Notice within which to accept Landlord's offer in writing. If Tenant has not accepted Landlord's offer in writing within said three (3) Business Day time period and/or has not executed an amendment to this Lease in form and substance satisfactory to Landlord in its reasonable discretion within five (5) Business Days after Landlord's delivery of same to the Tenant (in each case time being of the essence), this right of first opportunity shall expire as to such Expansion Space, and the Landlord again shall be free to lease all or any portion of such Expansion Space to any third party at any time thereafter on the same terms and conditions as offered to Tenant or on such other terms and conditions as Landlord shall determine provided such terms and conditions are not more favorable than those offered to Tenant. Any exercise of a right of first offer by Tenant as provided herein shall be irrevocable, whether or not Fair Market Rent has been determined as of such date. If the Fair Market Rent has not been determined as of the effective date of any such expansion, Tenant initially shall pay Base Rent plus escalations for the Expansion Space at the same rate payable for the Premises, with a retroactive adjustment to be made within ten
(10) Business Days after the determination of Fair Market Rent. In the event that Tenant does not elect to exercise its right of first offer with respect to any Expansion Space and such Expansion Space shall become available again during the Lease Term as a result of the termination or expiration of any lease subsequently entered into by Landlord with respect to such space, Landlord shall again offer such Expansion Space to Tenant pursuant to the procedures set forth above. Since approximately twelve thousand eight hundred eighty-six (12,886) rentable square feet of space on the first floor of the Building which are described as "Vacant 12,886 SF" on the plans attached hereto as Exhibit B are available as of the Commencement Date, Tenant shall be deemed not to have exercised its right of first offer with respect to such space and Landlord shall have no obligation to offer such space to Tenant again until after the expiration or termination of any lease of such space hereafter entered into by Landlord.

2.2      LEASE TERM.

         2.2.1 INITIAL LEASE TERM. The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.

         2.2.2 OPTION TO EXTEND. While the Lease is in full force and effect, provided the Tenant is not in default of any of the terms, covenants and conditions thereof, beyond any applicable notice and cure periods, and further provided that Lightbridge, Inc. is itself occupying at least sixty percent (60%) of the Initial Premises, in each case both as of the time of option exercise and as of the commencement of the herein additional term, Tenant shall have the right or option (the "Extension Option") to extend the original term of this Lease for one (1) period of five (5) years. Such extension of the original term shall be on the same terms, covenants and conditions as provided for in the original term except (a) Tenant shall have no further option to extend the term,
(b) the base year for Property Taxes and Operating Expenses (net of Property Taxes) shall be updated to then current calendar year and fiscal tax year as of the date of exercise of the Extension Option, (c) the Base Rent shall be the Fair Market Rent as determined in accordance with paragraph 2.2.3 hereof (taking into account such new base years), and (d) Landlord shall have no obligation to prepare, refurbish or construct the Premises or any part thereof prior to the commencement of the herein additional term or otherwise provide any amount of improvement allowance in respect of the Premises. Any exercise of such Extension Option by Tenant as provided herein shall be irrevocable, whether or not Fair Market Rent has been determined as of such date. If the Fair Market Rent has not been determined as of the commencement date of such additional term, Tenant initially shall pay Base Rent plus escalations for the extended term at the same rates payable for the Premises as of the date immediately preceding the commencement of such additional term, with a retroactive adjustment to be made within ten (10) Business Days after the determination of Fair Market Rent. Notice (the "Option Notice") of Tenant's intention to exercise the Extension Option must be given to Landlord, in writing, at least twelve (12) months prior to the expiration of the initial term of the Lease.

         2.2.3 DETERMINATION OF FAIR MARKET RENT FOR EXTENSION OPTION. If Tenant exercises the Extension Option as provided above, Landlord and Tenant shall have a period of twenty (20) days after Landlord's receipt of the Option Notice to agree upon the Fair Market Rent for the Premises. If Landlord and Tenant fail to reach agreement on the Fair Market Rent for the Premises, then the Fair Market Rent for the Premises shall be determined by three (3) licensed commercial real estate brokers, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the third of whom shall be selected by the brokers chosen by Landlord and by Tenant. All such brokers shall be independent and none of the brokers nor their firms shall have been employed by Landlord (with respect to the Building), Tenant (with respect to the Building) or their affiliates for the immediately preceding five (5) years. A broker shall not be

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disqualified if he/she or their firm have been employed by Landlord or Tenant within the preceding five (5) years with respect to any property other than the Building. Furthermore, each such broker shall be a commercial real estate broker licensed in Massachusetts, specializing in commercial office leasing in the so called "Route 128 corridor" in Massachusetts, with not less than ten (10) years experience in appraising comparable commercial properties in the Route 128 corridor and recognized as reputable within the local real estate industry (each such broker being defined herein for purposes of this paragraph as a "Qualified Broker"). The parties each agree to select their Qualified Broker within ten
(10) days after the expiration of the aforesaid twenty (20) day period. The third Qualified Broker shall be selected within ten (10) days after the first two (2) Qualified Brokers have been selected. If a party fails to timely select a Qualified Broker, the determination of the Fair Market Rent for the Premises shall be made by the Qualified Broker selected by the other party. Within fifteen (15) days after the third Qualified Broker has been selected, all of the Qualified Brokers shall meet to attempt to agree upon the Fair Market Rent for the Premises. If the Qualified Brokers are unable to reach agreement, each Qualified Broker shall, within fifteen (15) days after the expiration of the preceding fifteen (15) day period, submit to Landlord and Tenant in writing the Fair Market Rent for the Premises he or she deems appropriate (each such Qualified Broker's determination of Fair Market Rent for purposes of this paragraph being referred to herein as an "Appraisal"). The Fair Market Rent for the Premises shall be the respective amounts which are the mean between the closest two (2) Appraisals for each such space determined by the Qualified Brokers, provided that the higher of such Appraisals does not exceed the lower of such Appraisals by more than ten percent (10%). If such Appraisal exceeds the other by more than ten percent (10%), the two (2) remaining brokers (as used in this paragraph, the "Remaining Qualified Brokers") shall select another Qualified Broker (as used in this paragraph, the "Fourth Qualified Broker"). Within fifteen (15) days after the Fourth Qualified Broker has been selected, the Remaining Qualified Brokers and the Fourth Qualified Broker shall meet to attempt to agree upon the Fair Market Rent for the Premises. If the Remaining Qualified Brokers and the Fourth Qualified Broker are unable to reach agreement, each such Qualified Broker shall, within fifteen (15) days after the expiration of the preceding fifteen (15) day period, submit to Landlord and Tenant in writing the Fair Market Rent for the Premises he or she deems appropriate. The Fair Market Rent for the Premises shall be the respective amounts which are the mean between the three (3) Appraisals for each such space determined by the Remaining Qualified Brokers and the Fourth Qualified Broker. The Fair Market Rent for the Premises determined in accordance with this paragraph 2.2.3 shall be final and binding on Landlord and Tenant. Each of the parties to this Lease shall pay the costs of the services of the Qualified Broker selected by that party, and the cost of the services of the third Qualified Broker and the Fourth Qualified Broker shall be divided equally between Landlord and Tenant. After the Fair Market Rent for the Premises has been determined as herein provided, the parties shall execute an amendment to this Lease setting forth the terms resulting from the exercise of the Extension Option.

2.3      PLANS AND SPECIFICATIONS.

         2.3.1 If there are no Plans and Specifications attached as Exhibit C, then Tenant shall retain a licensed architect of its choice, subject to Landlord's prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), to prepare the Plans and Specifications for the Tenant Improvements. The plans and specifications shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that such Plans and Specifications comply with the requirements of this paragraph 2.3.

         2.3.2 Within ninety (90) days following the date of execution of the Lease by Tenant, Tenant shall cause its architect to furnish to Landlord for Landlord's approval space plans sufficient to convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the "Space Plan"). If required by Landlord, Tenant's architect shall consult with Landlord's engineer in preparing the Space Plan, and incorporate such engineer's reasonable requirements into the Space Plan. The reasonable fees of such engineer shall be a Tenant Improvement Cost (as hereafter defined). If Landlord shall disapprove of any portion of the Space Plan, Landlord shall advise Tenant of the reasons therefor within seven (7) Business Days of receipt of the Space Plan from Tenant and shall notify Tenant within such seven (7) Business Day period of the revisions to the Space Plan that are reasonably required by Landlord together with an explanation why such revisions are required for the purpose of obtaining approval. Tenant shall within seven (7) days submit to Landlord, for Landlord's approval, a redesign of the Space Plan, incorporating the revisions reasonable required by Landlord.

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         2.3.3    Tenant shall cause its architect to prepare from Tenant's
approved Space Plan, complete Plans and Specifications within thirty (30) days after Landlord approves the Space Plan. The Plans and Specifications shall (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) comply with all Governmental Requirements; (c) comply with all applicable insurance regulations; (d) be consistent with the approved Space Plan, and (e) in a form sufficient for the permitting and construction of the Tenant Improvements shown thereon. If Landlord shall disapprove of any portion of the Plans and Specifications, Landlord shall advise Tenant of the reasons therefor within seven (7) Business Days of receipt thereof and shall notify Tenant within such seven (7) Business Day period of the revisions to the Plans and Specifications that are reasonably required by Landlord for the purpose of obtaining approval. Tenant shall within seven (7) days submit to Landlord, for Landlord's approval, a redesign of the Plans and Specifications, incorporating the revisions reasonably required by Landlord.

         2.3.4 In the event that Landlord approves any changes in the Plans and Specifications, Tenant shall cause its architect to provide documentation for such changes at the time each such change is authorized for construction pursuant to Paragraph 2.5.1. At the conclusion of construction of the Tenant Improvements, Tenant shall cause its architect to update Tenant's plans and specifications as necessary to reflect all changes to the Plans and Specifications during the course of construction of the Tenant Improvements and to issue a set of sepias to the contractor for its review and mark up. Tenant shall cause its architect to review and certify the contractor's marked up plans and provide to Landlord a "record set" of as-built sepias within thirty (30) days following completion of the Tenant Improvements.

2.4 COMMENCEMENT DATE. Following the execution and delivery of this Lease by all parties hereto, Landlord shall deliver possession of the Premises to the Tenant. Prior to such delivery, Landlord shall fill and level all cracks in the second and third floors which are over one-half inch in depth. Tenant acknowledges that, except as provided in the immediately preceding sentence, the Premises shall be delivered AS IS and that no representations as to the condition of the Premises have been made by Landlord. The taking of possession by Tenant shall establish that the Premises are in good and satisfactory condition when possession was so taken and the Commencement Date shall occur as provided in the definition of that term. In no event shall Tenant's refusal or failure to take possession of the Premises delay or postpone the occurrence of the Construction Period Commencement Date or the Commencement Date.

2.5      TENANT'S CONTRIBUTION TO TENANT IMPROVEMENT COSTS.

         2.5.1 Upon receipt of possession of the Premises, the Tenant shall prepare the Premises for Tenant's occupancy and complete the Tenant Improvements in accordance with the Plans and Specifications and at the Tenant's sole cost and expense (all such costs and expenses, including all hard and soft costs such as and without limitation, all labor and materials, architectural, engineering, permitting, and space planning fees are hereinafter collectively referred to as the "Tenant Improvement Costs"). Except as expressly permitted under the immediately following sentence, Tenant shall make no changes to the Plans and Specifications or the work reflected in the Plans and Specifications without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may make changes to the Plans and Specifications without the Landlord's consent provided that (a) such changes relate solely to the interior of the Premises, are non-structural, and do not affect any of the Building's mechanical, HVAC, electrical, plumbing or other systems, and (b) the cost of the Tenant Improvements shall not increase or decrease by more than Fifty Thousand Dollars ($50,000.00) as a result of any individual change or by more than One Hundred Thousand Dollars ($100,000.00) in the aggregate as a result of all such changes (and for purposes of measuring such aggregate changes, increases and decreases shall both be deemed positive numbers and shall not offset each other). Tenant's completion of the Tenant Improvements shall be performed by Tenant's contractors, who shall work under the direction of Tenant or Tenant's qualified representative. Landlord shall have the right to have its representative at the Premises at all times during the construction of the Tenant Improvements to review and monitor the performance of same, and Tenant shall pay Landlord a construction monitoring fee equal to three percent (3%) of the Tenant Improvement Costs (the "Construction Monitoring Fee"). The Tenant Improvements shall be performed by contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Such contractors shall be employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord (which approval shall be subject to Landlord's reasonable discretion and may include a requirement that the prime contractor and the respective

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

subcontractors of any tier: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and (b) employ only members of such organization to perform work within their respective jurisdictions). Such contractors also shall comply with all requirements in Paragraph 4.5 of this Lease. In all events, Tenant shall furnish Landlord with a complete set of as-built plans upon completion of the Tenant Improvements.

         2.5.2 All Tenant Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, at Landlord's election and upon notice to Tenant, Tenant shall be required to remove all or any portion of the Tenant Improvements (including Telecommunication Facilities) upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, if Tenant's submission of its Plans and Specifications to the Landlord for approval is accompanied by a written request that Landlord identify any Tenant Improvements that Landlord may require Tenant to remove upon the expiration or earlier termination of the Lease, Landlord shall identify such Tenant Improvements (if any) by notice to Tenant given at the time of Landlord's approval of the Plans and Specifications.

         2.5.3 Tenant shall be solely responsible for the design and construction of the Tenant Improvements. Notwithstanding Landlord's review and approval of the Plans and Specifications, Landlord shall have no liability to Tenant or to any other person for errors or omissions in the Plans and Specifications or in the construction of the Tenant Improvements (Landlord's review and approval of the Plans and Specifications being for Landlord's own purposes). Tenant shall rely solely on the advice and experience of Tenant's architect in assuring the accuracy and sufficiency of the Plans and Specifications. Tenant shall indemnify, defend, protect and hold Landlord's Agents harmless from all Claims which arise in any way, directly or indirectly from or in connection with the design of the Tenant Improvements, including without limitation, claims arising from the work of Tenant's architect, engineer, employees or agents.

         2.5.4 Landlord shall grant an allowance to Tenant in an amount up to the Tenant Improvement Allowance (as defined in Section 1 hereof) to be used solely to pay Tenant's contractors directly or to reimburse the Tenant for the Tenant Improvement Costs and to pay the Construction Monitoring Fee. Subject to the terms and conditions hereof, the Tenant Improvement Allowance shall be available for disbursement for Tenant Improvement Costs in up to a maximum of five (5) draws (each a "Tenant Allowance Advance") in the following manner. At least twelve (12) Business Days before the date upon which the Tenant desires a Tenant Allowance Advance, the Tenant shall submit an itemized requisition (a "Requisition") on the form attached hereto as Exhibit H , stating the amount of the advance, the items(s) to be paid from the proceeds thereof, and the date upon which the advance is desired. Landlord's obligation to make any Tenant Allowance Advance, other than the Final Tenant Allowance Advance (as defined below), shall be subject to Tenant's satisfaction of all of the following conditions other than item number (5), and Landlord's obligation to make the Final Tenant Allowance Advance shall be subject to Tenant's satisfaction of each and all of the following conditions numbered (1) through (5): (1) Tenant shall have submitted to Landlord a certification signed by Tenant's architect certifying that all work on the Tenant Improvements which has been completed through the date of such certification (which shall be no earlier than the date of the subject Requisition) has been completed in accordance with Plans and Specifications approved by the Landlord and attaching thereto executed waivers or releases of liens from each of Tenant's contractors, subcontractors and suppliers for all work performed and materials delivered through the date of such Requisition, which waivers and releases shall be in such form as Landlord may reasonably require, (2) Tenant shall have submitted to Landlord a certification of Tenant's general contractor identifying each contractor, subcontractor and supplier who performed labor and/or supplied materials for the Tenant Improvements through the date of such Requisition, (3) Tenant shall have furnished Landlord with copies of third party invoices and, in the case of Tenant's written request for reimbursement to it of paid construction costs, evidence of payment of same, for all work performed and materials delivered with respect to the Tenant Improvements through the date of such Requisition, (4) at the time of such Tenant Allowance Advance there shall exist no event which is, or solely with the passage of time and/or giving of notice would be, an Event of Default, and (5) with respect to the Final Tenant Allowance Advance, Tenant shall have submitted to Landlord an issued and effective certificate of occupancy for the Premises for the Permitted Use, and a certification signed by Tenant's architect certifying that the Tenant Improvements have been completed in accordance with Plans and Specifications approved by the Landlord and attaching thereto executed final waivers or releases of liens from each of Tenant's contractors, subcontractors and suppliers in connection with the Tenant Improvements in such form as Landlord may reasonably require, plus a

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

certificate of Tenant's general contractor identifying each contractor, subcontractor and supplier who performed labor and/or supplied materials for the Tenant Improvements. The foregoing items (1) through (5) above are herein collectively referred to as the "Tenant Allowance Conditions". Subject to satisfaction of all of the Tenant Allowance Conditions applicable to a particular Tenant Allowance Advance, Landlord shall pay to Tenant or directly to Tenant's contractors, within twelve (12) Business Days after receipt by Landlord of a written request from Tenant for a Tenant Allowance Advance in accordance with the foregoing and specifying the recipient of payment, the lesser of (a) the full amount of the remaining undisbursed Tenant Improvement Allowance, if the aggregate sum of the invoices from contractors (or paid invoices in the case of a request for reimbursement to Tenant) submitted pursuant to (3) above equals or exceeds the full amount of the Tenant Improvement Allowance (less the Construction Monitoring Fee), or (b) the aggregate sum of the invoices from contractors (or paid invoices in the case of a request for reimbursement to Tenant) submitted pursuant to (3) above, if said aggregate sum is less than the full amount of the Tenant Improvement Allowance (and the Construction Monitoring
Fee). Except as provided in the last sentence of this paragraph, Tenant shall not be entitled to any credit, trade off or cash payment for any unused portion of the Tenant Improvement Allowance, and the Landlord shall have no obligation to Tenant with respect to any such unused portion of the Tenant Improvement Allowance. Upon completion of the Tenant Improvements and application of the Tenant Improvement Allowance against the Tenant Improvement Costs and the Construction Monitoring Fee, if the aggregate cost of the Tenant Improvements and the Construction Monitoring Fee is less than the Tenant Improvement Allowance, Tenant may elect to apply any unexpended balance of the Tenant Improvement Allowance up to a maximum aggregate amount of Four Hundred Two Thousand Four Hundred Thirty-Five and 00/100 Dollars ($402,435.00) against (x) the monthly installments of Base Rent next becoming due hereunder until such amount has been fully applied and/or (y) Tenant's remaining rent obligations under its existing Lease of premises located at 67 South Bedford Street, Burlington, Massachusetts.

2.6      INTENTIONALLY OMITTED.

2.7      USE AND CONDUCT OF BUSINESS.

         2.7.1 The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior consent of Landlord. Landlord makes no representation or warranty as to the suitability of the Premises for Tenant's intended use. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses. Tenant's inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.

         2.7.2 No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building, unless Tenant agrees to pay the entire cost of such increase. In any event, any such act must comply with all terms and conditions of this Lease, including without limitation, the Permitted Use. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord's contracts affecting any or all of the Land or Building (provided Tenant has knowledge of such contracts), creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes in any material way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any impairment or reduction of the good will or reputation of the Land or Building.

         2.7.3 Tenant shall not, without the prior consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration. Landlord acknowledges that Tenant uses computers and related systems which may increase the normal consumption level of electric power (which increased consumption of electrical power shall be paid by Tenant as provided in Paragraph 3.4.9 hereof). If any of Tenant's apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance. No food or beverage dispensing machines which require the deposit of money shall be installed by Tenant in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided such machines are solely for the use of Tenant.

2.8 COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS AND RULES AND REGULATIONS. Tenant shall comply with all Governmental Requirements and Restrictions relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building and for the administration and management of the Building. Current Rules and Regulations are attached to this Lease as Exhibit E. Notwithstanding the foregoing, Tenant shall not be responsible for compliance with any Governmental Requirements and Restrictions (except for Tenant's Pro Rata Share of Operating Expenses) requiring (i) structural repairs or modifications to the Building (ii) repairs or modifications to the utility or Building service equipment located outside of and not exclusively serving the Premises or (iii) installation of new Building service equipment, such as fire detection or suppression equipment, unless any of such repairs, modifications, or installations referred to in the foregoing clauses (i), (ii) and/or (iii) are required (a) due to Tenant's work, alterations, or repairs in the Premises or Tenant's particular manner of use of the Premises (as opposed to office use, generally), or (b) due to the act or negligence of any of the Tenant or Tenant's Agents.

    SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1 PAYMENT OF RENTAL. Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the offices of Manager at Manager's Address, or to such other party or at such other place as Landlord may from time to time designate in writing.

3.2 BASE RENT. On execution of this Lease, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the months specified in the definition of that term. Tenant agrees to pay the monthly installments of Base Rent to Landlord, without demand and in advance, on or before the first day of each calendar month of the Lease Term. The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated. Base Rent for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Commencement Date.

3.3      LEASE SECURITY PROVISIONS.

         3.3.1 On execution of this Lease, as security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, Tenant shall deliver a letter of credit in the amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) in favor of Landlord. The letter of credit initially delivered pursuant to this paragraph and all substitutions, replacements and renewals of it, must be consistent with and shall satisfy all the requirements in the letter of credit criteria set forth on Exhibit F hereto. The term "Letter of Credit" shall mean and refer to a letter of credit conforming to this subparagraph. Tenant shall deliver the Letter of Credit to Landlord simultaneously with Tenant's execution of this Lease. Landlord's execution and delivery of this Lease to the Tenant shall be conclusive evidence that Landlord has approved the form of the Letter of Credit.

         3.3.2 Landlord may draw on the Letter of Credit, in whole or in part at Landlord's election, without advance notice to Tenant at any time or from time to time on or after (a) the occurrence of any Event of Default, (b) if Tenant, or anyone in possession of the Leased Premises through Tenant, holds over after the expiration or earlier termination of this Lease, (c) Landlord is given notice by the issuer of the Letter of Credit that it is terminating the Letter of Credit, (d) a confirming bank gives notice to Landlord that it will cease to act in that capacity, (e) the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least forty-five (45) days in advance of its expiration date or (f) to the extent permitted by law, in the event any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Tenant.

         3.3.3 Landlord may apply any sum drawn on the Letter of Credit to amounts owing to Landlord under this Lease in such order and priority as Landlord elects in its absolute discretion. If any of the proceeds drawn on the Letter of Credit are not applied immediately to sums owing to Landlord under this Lease, Landlord may retain any such excess proceeds as a cash Lease Security Deposit for application, at Lender's election, to future sums owing to Landlord under this Lease, in such order and priority as

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

Landlord elects in its absolute discretion. Tenant shall, within fifteen (15) days after Landlord's demand, restore the amount of the Letter of Credit drawn so that the Letter of Credit is restored to the original amount of the Letter of Credit. Within fifteen (15) days after Tenant has restored the Letter of Credit to its original amount, Landlord shall return to Tenant the cash portion of the Lease Security Deposit which Landlord has not applied against amounts due hereunder. If Tenant does not restore the Letter of Credit to its original amount within the required time period, such non-restoration shall be considered an Event of Default.

         3.3.4 Additionally, Landlord's draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant or, if Landlord has drawn on the Letter of Credit, the remaining proceeds of the Letter of Credit which are in excess of sums due the Landlord shall be repaid to Tenant, without interest, within thirty
(30) Business Days after the expiration or termination of the Lease Term and delivery of possession of the Leased Premises to Landlord in accordance with this Lease.

         3.3.5 On any request by Landlord made during the Lease Term, Tenant shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Landlord; provided, however, that no such modification shall increase Tenant's financial liability under the Letter of Credit. If the Letter of Credit should be lost, mutilated, stolen or destroyed, Tenant shall cooperate in obtaining the issuance of a replacement; provided, however, that Tenant shall not be required to assume any additional financial liability or execute any indemnity.

         3.3.6 Tenant shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect.

         3.3.7 In the event of a sale or transfer of Landlord's estate or interest in the Land and Building, Landlord shall have the right to transfer the Letter of Credit to the vendee or the transferee, Tenant shall pay any transfer fees charged by the issuing bank and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit, provided that such transferee assumes the Landlord's obligations hereunder with respect to the Lease Security Deposit. Tenant shall cooperate in effecting such transfer.

         3.3.8 No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all amounts drawn against the Letter of Credit or any other or additional lease security deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be.

         3.3.9 Notwithstanding any provision of this Section 3.3 to the contrary, the amount which Landlord may draw under the Letter of Credit shall be reduced (each a "Reduction" and collectively `Reductions") by one dollar for each dollar of Base Rent actually paid under this Lease until the amount which Landlord may draw has been reduced to Eight Hundred Thousand Dollars ($800,000.00), provided that on each day that such Base Rent is paid (i) the Lease is in full force and effect, (ii) no Event of Default exists, (iii) No Event of Default has occurred, and (iv) Tenant has not assigned this Lease nor sublet more than twenty-five percent (25%) of the Premises (the foregoing items
(i) through (iv) are hereinafter collectively referred to as the "Reduction Conditions"). If, on any date that Base Rent is due hereunder, the amount which Landlord may draw under the Letter of Credit shall not be reduced because one or more of the Reduction Conditions is not satisfied on such date, the amount which Landlord may draw under the Letter of Credit shall not be reduced on any subsequent date. In no event shall the amount which Landlord may draw under the Letter of Credit be reduced to less than Eight Hundred Thousand Dollars ($800,000.00). At any time and from time to time (but not more often than once every sixty (60) days), following any one or more Reductions as provided above, Tenant may replace and/or amend the Letter of Credit to reduce the amount thereof to the amount then required hereunder, provided that in no event may the amount of the Letter of Credit be reduced below Eight Hundred Thousand Dollars ($800,000.00). Any replacement or amendment to the Letter of Credit shall satisfy all of the requirements of this Paragraph 3.3.

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3.4      ADDITIONAL RENT. Definitions of certain terms used in this paragraph are set forth in the last subparagraph of this paragraph entitled "Additional Rent". Tenant agrees to pay to Landlord additional rent as computed in this paragraph (individually and collectively the "Additional Rent"):

         3.4.1 ESTIMATED OPERATING COSTS. Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12) of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises exceeds the Base Amount Allocable to the Premises. This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term. Landlord shall furnish Tenant a written statement of Estimated Operating Costs Allocable to the Premises in advance of the commencement of each Year. If such written statement is furnished after the commencement of the Year (or as to the first Year during the Lease Term, after the Commencement Date), Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Year (or as to the first Year during the Lease Term, after the Commencement Date) for which no payment was paid. Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Year, to revise the Estimated Operating Costs Allocable to the Premises and upon notice to Tenant of such revision, Tenant shall adjust its payment to Landlord under this subparagraph 3.4.1 accordingly.

         3.4.2 ACTUAL COSTS. After the close of each Year, Landlord shall deliver to Tenant a written statement setting forth the Operating Costs Allocable to the Premises during the preceding Year which includes a line item for each of the major categories of such expenses. If such Operating Costs Allocable to the Premises for any Year exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph
3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant. If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement or, at Landlord's option, shall be credited towards the installment(s) of Additional Rent next coming due from Tenant.

         3.4.3 DETERMINATION. The determination of Operating Costs Allocable to the Premises shall be made by Landlord in accordance with the terms hereof.

         3.4.4 OPERATING COST AUDIT. Landlord shall maintain records concerning estimated and actual Operating Costs Allocable to the Premises for no less than twelve (12) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that there has not been an Event of Default, Tenant may, at Tenant's sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord's records. Such inspection, if any, shall be conducted no more than once each Year, during Landlord's normal business hours within ninety (90) calendar days after receipt of Landlord's written statement of Operating Costs Allocable to the Premises for the previous year, upon first furnishing Landlord at least twenty (20) calendar days prior written notice. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord's choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant's subsequent installment of Base Rent, Additional Rent or other payments due to Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Operating Costs Allocable to the Premises. If the actual Operating Costs Allocable to the Premises for any given Year were improperly computed and if the actual Operating Costs Allocable to the Premises are overstated by more than five percent (5%), Landlord shall reimburse Tenant for the cost of its audit.

         3.4.5 END OF TERM. If this Lease shall terminate on a day other than the last day of a Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord;
(b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is 365; (c) the Operating Costs Base Amount Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Operating Costs Base Amount Allocable to the Premises) shall be deducted from the clause (b) amount (i.e., the

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

prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term, then Tenant shall pay the excess to Landlord within ten (10) Business Days after Landlord's delivery to Tenant of a statement for such excess; and (f) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess within the ten (10) Business Day period described in clause (e) if Tenant is not then in default of any of its obligations under this Lease. Landlord's and Tenant's obligations under this paragraph shall survive the expiration or other termination of this Lease.

         3.4.6 DEFINITIONS. Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term:

         OPERATING COSTS BASE AMOUNT ALLOCABLE TO THE PREMISES: The Operating Costs Allocable to the Premises for the year beginning January 1, 2005 and ending December 31, 2005 (the "Base Year").

         ESTIMATED OPERATING COSTS ALLOCABLE TO THE PREMISES: Landlord's written estimate of Operating Costs Allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1.

         OPERATING COSTS (NET OF PROPERTY TAXES): All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, Premises, related improvements, and the personal property used in conjunction with such Land, Building, Premises and related improvements, except for Property Taxes. Included are all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Building; (b) supplies; (c) cleaning, painting and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services; (d) security services, if any; (e) insurance premiums and applicable insurance deductible payments by Landlord; (f) management fees not exceeding prevailing market rates for comparable first class properties in the greater Burlington, Massachusetts area (and, for purposes hereof, Tenant shall have the burden of proving the extent (if any) to which such fees are in excess of such market rates); (g) compensation (including employment taxes and fringe benefits if paid, directly or indirectly, by Landlord) of all persons and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph; (h) license, permit and inspection fees; (i) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (j) rental of any machinery or equipment; (k) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (l) the cost of repairs or replacements; (m) charges under maintenance and service contracts; (n) legal fees and other expenses of legal or other dispute resolution proceedings; (o) maintenance and repair of the roof and roof membranes, (p) costs incurred by Landlord to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Land; (q) costs incurred by Landlord for compliance with any and all Governmental Requirements, including Access Laws, but excluding any cost attributable to the Building's not being in compliance with such Governmental Requirements on the date hereof; (r) elevator service and repair, if any; (s) business taxes and license fees; (t) an appropriate share of the cost of operating, maintaining, repairing and replacing any common areas and facilities made available to Tenant which are not located on the Land but are located within the Park, including, without limitation, the exercise facility (hereinafter defined as the Building 500 Fitness Center) presently located at 25 Corporate Drive in Building 500, which costs shall be allocated to all buildings in the Park on a pro rata basis based upon each such building's total rentable square footage; (u) an appropriate share of the cost of maintaining and repairing the Monument Sign, which costs shall be allocated to all buildings in the Park on a pro rata basis based upon each such building's total rentable square footage; (v) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the

         Building; and (w) the amortization of costs of capital improvements in accordance with the next sentence. Costs associated with capital improvements installed or constructed by Landlord other than in the initial construction of the Building, whether such were constructed or installed before or after the Commencement Date, shall be amortized with interest return at the Prime Rate plus two (2) percentage points over the estimated useful life of the capital improvement as determined by Landlord in accordance with generally accepted accounting principles and the annual amortization of principal and interest attributable to the Lease Term shall be an Operating Cost. The capital improvements referred to in the previous sentence shall include: replacement of roof structure and roof membranes; exterior painting; parking area resurfacing, resealing and restriping parking areas and driveways and upgrading Building common systems and facilities (including HVAC systems, and if owned by Landlord, Telecommunication Facilities), but shall not include the initial cost of construction of any addition hereafter made to the Building or the initial cost of construction of any additional building not currently on the Land.

         EXCLUSIONS FROM OPERATING COSTS: Operating Costs shall not include any of the following: ground rent; interest and amortization of funds borrowed by Landlord for items other than capital improvements provided for in the definition of Operating Costs (net of Property Taxes) or elsewhere in this Lease; leasing commissions and advertising and space planning expenses incurred in procuring tenants; and salaries, wages, or other compensation paid to officers or executives of Landlord in their capacities as officers and executives, the cost of any additions or expansions to the common areas or the Building (excluding the cost of furniture, fixtures and equipment for any such additions or expansions, which cost shall be included in Operating Costs); any reserves for future expenditures not yet incurred; costs incurred by Landlord for repair or restoration in the case of a casualty or taking to the extent that Landlord is reimbursed by insurance or condemnation proceeds (or would have been reimbursed had Landlord carried the insurance required to be carried hereunder); repair and related costs, including permit, license and inspection costs incurred with respect to the installation of improvements made for other tenants or occupants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for other tenants or occupants; attorneys' fees, leasing commissions and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; expenses in connection with services or benefits offered to other tenants which are not offered to Tenant; costs incurred by Landlord due to the gross negligence or willful misconduct of Landlord or its agents, contractors and employees; fees, overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services to the extent the same exceeds the market rate for such services rendered by other first-class, unaffiliated third parties on a competitive basis (and, for purposes hereof, Tenant shall have the burden of proving the extent (if any) by which any such fee is above market based upon comparable first class properties in the Burlington, Massachusetts area); electric power and any other utility costs for which any tenant or occupant directly contracts with the local public service company; costs incurred to comply with laws relating to the removal of Hazardous Substances which were present in the Building or on the Land prior to the date of this Lease (and, for purposes hereof, Tenant shall have the burden of proving that such Hazardous Substances were present in the Building or on the Land prior to the date of this Lease), and were of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Land, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat Hazardous Substances, which Hazardous Substances are brought into the Building or onto the Land after the date hereof by Landlord or Landlord's Agents and are of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Substances, in the state, and under the conditions, that it then exists in the Building or on the Land, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto; any charges for depreciation of the Building; and any charge for Landlord's income taxes, excess profit taxes, or franchise taxes or related to a sale or transfer of the Building or any interest therein.

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

         GROSS-UP PROVISION: If less than ninety-five percent (95%) of the net rentable area of the Building is occupied by tenants at all times during any Year (including the Base Year), then Operating Costs for such Year may include all additional costs and expenses that Landlord reasonably determines would have been incurred had ninety-five percent (95%) of the Building been occupied at all times during such Year by tenants. The extrapolation of Operating Costs provided for herein shall be performed by appropriately adjusting the costs of those components of Operating Costs that fluctuate as a result of changes in the level of occupancy in the Building.

         OPERATING COSTS ALLOCABLE TO THE PREMISES: The product of Tenant's Pro Rata Share times Operating Costs (net of Property Taxes).

         QUALIFIED PERSON: This means an accountant or other person experienced in accounting for income and expenses of office projects.

         PROPERTY TAX BASE AMOUNT: Tenant's Pro Rata Share of the Property Taxes payable for the fiscal tax year 2005 (beginning July 1, 2004 and ending June 30, 2005).

         PROPERTY TAXES ALLOCABLE TO THE PREMISES: Tenant's Pro Rata Share of Property Taxes.

         3.4.7 PROPERTY TAX ESCALATION. In addition to the payments required by the previous subparagraphs of this paragraph, Tenant shall pay as Additional Rent to Landlord one-twelfth (1/12) of the amount, if any, by which (a) Landlord's estimate of the Property Taxes Allocable to the Premises for the current tax year exceeds the Property Tax Base Amount. This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term. After the close of each tax year during the Lease Term, Landlord shall deliver to Tenant a written statement setting forth (1) the actual Property Taxes Allocable to the Premises for the preceding tax year, (2) the difference between the amount referred to in clause (1) and the Property Tax Base Amount and (3) the differential between the amount referred to in clause (2) and the sum of the tentative monthly payments toward such amount made by Tenant. If the differential referred to in clause (3) of the previous sentence represents an underpayment by Tenant, such differential shall be paid to Landlord within twenty (20) Business Days after delivery of Landlord's written statement to Tenant; if such differential represents an overpayment by Tenant, Landlord shall, at its option, either credit such overpayment to the installment(s) of Additional Rent next coming due from Tenant or refund such overpayment to Tenant within twenty (20) Business Days after Tenant's concurrence in the amount due as a refund. If the Lease Term begins or ends on a day other than the beginning or end of a tax year, the amount due as described in clause (2) of this subparagraph shall be prorated on a per diem basis with reference to the tax year. The provisions of this subparagraph shall survive the expiration or other termination of this Lease.

         3.4.8 ABATEMENT. Provided that no Event of Default has theretofore occurred and further provided that Tenant or a permitted assignee is itself occupying the entire Initial Premises or at least sixty (60%) of the rentable area of the Building, Tenant may seek an abatement of Property Taxes if Landlord shall fail to do so within thirty (30) days after request by Tenant. In such case, Tenant may do so in the name of the Landlord but at the sole cost and expense of Tenant. Landlord agrees, at no cost or expense to Landlord, to cooperate with Tenant in connection therewith. All reasonable costs and expenses incurred by Tenant (including reasonable attorney's and appraiser's fees) in obtaining any refund shall be recouped out of the first proceeds of any such abatement procured and the amount so recouped will be excluded from the abatement adjustment. In the event that Tenant is successful, the property tax escalation shall be adjusted retroactively. Notwithstanding the foregoing or anything herein to the contrary, if Tenant elects to seek an abatement and such action results in an increase in the Property Taxes, Tenant shall be pay one hundred percent (100%) of such increase for the first twelve (12) months that such increase is in effect.

         3.4.9 TENANT'S COSTS. Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for (a) any cleaning expenses incurred by Landlord, including carpet cleaning, garbage and trash removal expenses, over and above the normal cleaning provided by Landlord, if any, or due to the presence of a lunchroom or kitchen which serves or provides prepared foods, (b) any expense incurred by Landlord for usage in the Premises of heating, ventilating and air conditioning services, elevator services, electricity, water, janitorial services, or any other services or utilities over and above the normal usage for the Premises (including the potential above normal usage of electrical power disclosed by Tenant in Paragraph 2.7.3 hereof), (c) any expense incurred by Landlord relating to or arising out of the usage by Tenant or Tenant's Agents of the public or common areas of the Building or Land, or any of the equipment contained therein, which usage is over and above the normal usage for such public or common areas or equipment, and (d) any other direct expense incurred by

Landlord on Tenant's behalf in accordance with the terms hereof and/or after a default by Tenant hereunder. Landlord reserves the right to install and activate separate metering (or check metering) of electricity, water or other utilities to the Premises, and Tenant agrees to reimburse or pay Landlord within twenty
(20) Business Days after invoice from Landlord for all actual out-of-pocket costs of such separate metering (or check metering), in which case the Operating Costs Base Amount Allocable to the Premises and Operating Costs shall be adjusted accordingly.

         3.4.10 PAYMENTS DEEMED ADDITIONAL RENT. Any sums payable under this Lease pursuant to this paragraph or otherwise shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

3.5      UTILITIES

         3.5.1 Subject to paragraph 3.5.4 hereof, Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, one or more categories of Telecommunication Services and any other utility services to the Building. Subject to the terms and conditions hereof (including, without limitation, paragraphs 3.5.2 and 3.5.3) and the provision of such services to the Building by local utility companies, Landlord shall provide water, sewer, electricity and HVAC to the Premises. With the exception of water, sewer, electricity and HVAC, Tenant shall contract directly and pay for all utilities used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to such utilities. If any such service is not separately metered to the Premises or is not otherwise separately accounted for and billed to Tenant, the cost therefor shall be an Operating Cost under this Lease, provided that the cost of electric current for lights and convenience outlets shall be billed by Landlord to Tenant separately from, and in addition to, Operating Costs. Landlord estimates that the present cost of electric current for lights and convenience outlets (exclusive of any other purposes) shall be One Dollar ($1.00) per rentable square foot (which estimate does not include the potential above normal usage of electrical power as disclosed by Tenant in Paragraph 2,7.3 hereof). Landlord makes no warranty or representation that such cost will not increase during the Lease Term due to increases in electric rates and/or electricity consumption, as the case may be.

         3.5.2 Landlord shall in no case be liable or in any way be responsible for damages or loss to Tenant arising from the failure of, diminution of or interruption in electrical power, natural gas, fuel, Telecommunication Services, sewer, water, or garbage collection services, other utility service or building service of any kind to the Premises, unless such interruption in, deprivation of or reduction of any such service was caused by the gross negligence or willful misconduct of Landlord, its agents or contractors or by a failure in facilities, equipment or systems in the Landlord's ownership and, in any event, to the extent in Landlord's control, Landlord agrees to use reasonable efforts to restore any services which have been interrupted. To the extent that Landlord bears any responsibility for any such interruption, deprivation or reduction in utility or building services to the Premises, Landlord's responsibility and Tenant's remedy shall be limited to an abatement in Base Rent for the period beginning with (a) the day which is five (5) Business Days after the date on which Tenant delivers notice to Landlord of such interruption, deprivation or reduction and that Tenant is being deprived of all reasonable use of the Premises and ending on (b) the date such interruption, deprivation or reduction which is Landlord's responsibility is not causing Tenant to be deprived of all reasonable use of the Premises.

         3.5.3 Subject to the terms and conditions hereof (including, without limitation, Paragraph 3.5.2) and the provision of applicable utility services to the Building by local utility companies, Landlord shall provide HVAC service to the Premises Monday through Friday (excluding holidays) from 7:00 a.m. to 7:00 p.m. and Saturdays (excluding holidays) from 7:00 a.m. to 12:00 noon at such temperatures and in such amounts as customarily and seasonally provided to tenants occupying comparable space in first class office buildings in the Burlington, Massachusetts area (but in any event subject to any applicable Governmental Requirements). If Tenant shall require after-hours HVAC, Tenant may request such service by notifying Landlord's Manager not later than 11:00 a.m. of the day prior to the day on which such after-hours service shall be needed, and not later than 2:00 p.m. on the Thursday preceding any weekend for which such after-hours service shall be needed reasonably estimating the number of hours required for such after-hours service; provided, however, that Landlord shall use reasonable efforts to provide after-hours HVAC service to the Premises on shorter notice if requested by Tenant but Landlord's failure to provide after-hours service after such shorter notice shall not be a default hereunder. Tenant shall pay for such additional HVAC service at Landlord's hourly rate in effect from time to time and shall pay all charges therefor when and as billed by Landlord. Landlord's hourly rate for such additional HVAC service shall be Landlord's actual cost thereof (including utility costs, labor charges, and depreciation of HVAC equipment) as reasonably estimated by Landlord. Such charges shall be deemed Additional Rent under the Lease.

         3.5.4 Tenant shall have the right to select the provider(s) of Telecommunication Services to the Premises, provided, however, if such provider(s) need to locate or install Telecommunication Facilities in, on or about the Land or the Building, such location and installation shall be subject to the following terms and conditions: (a) Tenant shall deliver to Landlord full and complete plans and specifications for such Telecommunication Facilities, which plans and specifications shall be subject to approval by Landlord which approval shall not be unreasonably withheld or delayed; (b) none of the installation, maintenance or use of such Telecommunication Facilities shall interfere with (i) the operation of the Building or the remainder of the Park or the rights of any tenant or occupant thereof or (ii) the Telecommunication Services or Telecommunication Facilities of any other provider; (c) the installation of such Telecommunication Facilities shall be subject to Landlord's oversight and such reasonable procedures, regulations, controls and directions as the Landlord may specify; (d) Tenant shall pay to Landlord all costs incurred by Landlord for any architectural, engineering, supervisory and/or legal services in connection with the location and installation of such Telecommunication Facilities, including, without limitation, Landlord's review of the plans and specifications for same; and (e) the contractors and/or telecommunication companies location and installation of such Telecommunication Facilities shall be subject to the same requirements as are applicable to Tenant under Paragraph 4.5 with respect to Tenant Alterations.

3.6 HOLDOVER. Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term. If Landlord consents to a holdover and no other agreement is reached between Tenant and Landlord concerning the duration and terms of the Holdover, Tenant's holdover shall be a month-to-month tenancy. During such tenancy, Tenant shall pay to Landlord one hundred fifty percent (150%) of the rate of Base Rent in effect on the expiration or termination of the Lease Term plus all Additional Rent and other sums payable under this Lease, and shall be bound by all of the other covenants and conditions specified in this Lease, so far as applicable. If the Landlord does not consent to the Tenant's remaining in possession, Landlord shall have all the rights and remedies provided for by law and this Lease. The Base Rent applicable for the period that Tenant wrongfully remains in possession shall in be increased to twice the rate of Base Rent in effect on the expiration or termination of the Lease Term.

3.7 LATE CHARGE: If Tenant fails to make any payment of Base Rent, Additional Rent or other amount when due under this Lease, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency. The parties agree that Landlord's damage would be difficult to compute and the amount stated in this paragraph represents a reasonable estimate of such damage. Assessment or payment of the late charge contemplated in this paragraph shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

3.8 DEFAULT RATE. Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate of Riggs Bank N.A., or such other national banking institution designated by Landlord if such bank ceases to publish such rate (the "Prime Rate"), then in effect, plus four (4) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the "Default Rate"), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

                  SECTION 4: MANAGEMENT AND LEASING PROVISIONS

4.1      MAINTENANCE AND REPAIR BY LANDLORD.

         4.1.1 Subject to the paragraphs captioned "Damage or Destruction" and "Condemnation", Landlord shall endeavor to maintain the public and common areas of the Building, the roof, the floor slab, the structural elements of the Building and the Building systems in good order, repair and condition subject to reasonable wear and tear. Landlord shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs. Upon request by Tenant, Landlord also shall be responsible for light bulb replacement in the Premises. All repair costs shall be included in Operating Costs, except for (a) damage occasioned by the act or omission of Tenant or Tenant's Agents, which shall be paid for entirely by Tenant upon demand by Landlord, (b) damage occasioned by the act or omission of Landlord or Landlord's Agents, which shall be paid for entirely by Landlord, and (c) replacement of bulbs in non-standard building lighting fixtures, which shall be paid for entirely by Tenant upon demand by Landlord. In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall immediately give written notice to Landlord, and Landlord shall not be obligated in any way to commence such maintenance or repairs until a reasonable time elapses after Landlord's receipt of such notice.

         4.1.2 Landlord shall not be liable by reason of any injury to or interference with Tenant/s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or the Building or to any appurtenances or equipment therein; provided however, that Landlord agrees to use reasonable efforts to minimize any interference with Tenant's business. The foregoing shall not require Landlord to pay overtime rates to make any such repairs, alterations, additions or improvements. There shall be no abatement of rent because of such repairs, alterations, additions or improvements or because of any delay by Landlord in making the same.

         4.1.3 Subject to the terms and conditions hereof (including, without limitation, Paragraph 3.5.2) and the provision of applicable utility services to the Building by local utility companies, Landlord shall also furnish (a) automatic passenger elevators providing adequate service leading to the floor on which the Premises are located; (b) janitorial services to the Premises in accordance with the cleaning specifications attached hereto as Exhibit I; (iii) hot and cold running water sufficient for drinking, lavatory, toilet and ordinary cleaning purposes; (iv) electric current in reasonable amounts for the Permitted Uses; (vi) extermination and pest control when reasonably necessary; and (vii) maintenance to the common areas of the Building and the Land in a manner comparable to other first class office buildings in the greater Burlington, Massachusetts area including, but not limited to, HVAC, illumination, snow plowing, deicing, repairs, replacements, parking lot striping and resurfacing and landscaping. The costs of all such services shall be included in Operating Costs.

         4.1.4 Landlord shall operate, or cause to be operated, a self bussing, cafeteria with food products and non-alcoholic beverages on the first floor of the Building (the "Building Cafeteria") during the hours of 7:00 a.m. to 3:00 p.m. Monday through Friday (excluding holidays). The Building Cafeteria shall have a minimum of fifty-four (54) seats. Landlord shall be solely responsible to provide, or cause to be provided, all equipment, supplies, food and other items required for the operation of the Building Cafeteria. The Building Cafeteria shall offer breakfast and lunch, and snack service. Menu offerings shall include, but not be limited to, soups, hot entrees, vegetables, made to order cold sandwiches, grilled items, pizza, pre-made salads, salad bar, desserts, hot deli items, and hot and cold beverages. The Building Cafeteria shall be operated, in all respects, in accordance with standards at least equal to those of other similar cafeterias located in first class office buildings in the greater Burlington, Massachusetts area. Tenant acknowledges that (a) there shall be no on-site cooking in the Building Cafeteria, (b) all hot entrees and other hot items will be prepared offsite at the cafeteria (the "Building 500 Cafeteria") located in the Park at 25 Corporate Drive and that such items will be delivered to the Building Cafeteria and maintained therein in warmers.

         4.1.5 In addition to the above-required Building Cafeteria service operations, Landlord shall cause the operator (the "Cafeteria Operator") of the Building Cafeteria and/or the Building 500 Cafeteria to provide catering services on a reservation or as ordered basis in accordance with standards that are consistent with a first class office building in the greater Burlington, Massachusetts area. Such catering services shall include (i) simple coffee services to full service dinners, (ii) coffee, muffins, bagels, and similar foods for breakfast, and sandwiches and drinks for lunch, (iii) limited pre-plated hot foods such as egg and breakfast meat sandwiches in the morning and hot entrees and sandwiches for the luncheon service, (iv) after hours functions, and (v) delivery and setup to Tenant's conference rooms and offices and retrieval and cleanup. Tenant shall contract directly with the Cafeteria Operator to furnish such services. Landlord shall have no liability or responsibility for the acts or omissions of the Cafeteria Operator.

         4.1.6 During the Lease Term, Landlord shall provide at 25 Corporate Drive exercise facilities (the "Building 500 Fitness Center") which shall include separate men's' and women's' locker rooms and showers, and a reasonable selection of exercise equipment and machines, sufficient to provide services to the employees of the tenants in the Park, including Tenant. The exercise facilities provided in the Building 500 Fitness Center shall be equal in quality to the exercise facilities located in the Building 500 Fitness Center as of the date of this Lease. The Building 500 Fitness Center shall be open from 7:00 a.m. to 9:00 p.m. seven (7) days a week. The Building 500 Fitness Center shall not be staffed, nor shall towel

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

services be provided. During the Lease Term, Tenant and its employees shall have the nonexclusive right to use the Building 500 Fitness Center in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, provided that any person's use of the Building 500 Fitness Center shall be at such person's own risk and shall be conditioned on such person signing a waiver of liability in such form as the Landlord from time to time may require. Tenant's use of such common areas shall be subject to such reasonable regulations as Landlord may from time to time impose and the rights of Landlord set forth herein.

4.2      MAINTENANCE AND REPAIR BY TENANT.

         4.2.1 Except as is expressly set forth as Landlord's responsibility pursuant to the paragraph captioned "Maintenance and Repair by Landlord" and subject to the paragraphs captioned "Damage and Destruction" and "Condemnation," Tenant shall at Tenant's sole cost and expense keep, clean and maintain the Premises in good condition and repair, including interior painting, cleaning of the interior side of all exterior glass, plumbing and utility fixtures and installations, carpets and floor coverings, all interior wall surfaces and coverings (including tile and paneling), window replacement, exterior and interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof, and interior preventative maintenance. If Tenant fails to maintain or repair the Premises in accordance with this paragraph, then Landlord may, but shall not be required to, enter the Premises upon two (2) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant's sole cost and expense. Tenant shall pay to Landlord the reasonable cost of such maintenance or repair plus a fifteen percent (15%) administration fee within ten
(10) Business Days of written demand from Landlord.

         4.2.2 Without limiting the generality of paragraph 4.2.1 hereof, Tenant shall be responsible at Tenant's sole cost and expense for the maintenance, repair and/or replacement of any special heating, ventilating, air conditioning, plumbing, electrical or other systems and fixtures installed solely to service the Premises, whether installed or paid for by Landlord or Tenant.

4.3      COMMON AREAS/SECURITY.

         4.3.1 The common areas of the Building shall be subject to Landlord's sole management and control. Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment, Telecommunication Facilities and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common area; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication; grant easements to which the Land will be subject; replat, subdivide, or make other changes to the Land; place or relocate or cause to be placed or located utility lines and Telecommunication Facilities through, over or under the Land and Building; and use or permit the use of all or any portion of the roof of the Building. Landlord reserves the right to relocate parking areas and driveways (if any) and to build additional improvements in the common areas. Notwithstanding anything to the contrary herein, except in the case of an emergency, Landlord shall not undertake any action which would materially adversely affect Tenant's access to the Premises or materially interfere with or reduce Tenant's parking.

         4.3.2 Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord's property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant's Agents or property in, on or about the Premises, Land or Building. Subject to Landlord's prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements. Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord's ability to exercise its rights as provided in the paragraph captioned "Access". Tenant's rights under this

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

subparagraph are subject to all the obligations, limitations and requirements as set forth in the paragraphs captioned "Tenant Alterations" and "Tenant's Work Performance".

4.4 TENANT ALTERATIONS. Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing, wiring or Telecommunication Facilities (individually and collectively "Tenant Alterations"), without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided such alterations, additions or improvements are entirely within the Premises and do not impact any structural components of the Building or any building systems. Notwithstanding the foregoing, Tenant may make interior non-structural Alterations which do not affect any of the Building's mechanical, HVAC, electrical, plumbing or other systems without the consent of the Landlord provided that the aggregate cost of such Alterations does not exceed Fifty Thousand Dollars ($50,000.00) ("Permitted Alterations") in any period of twelve
(12) consecutive calendar months. Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations (including Permitted Alterations). If consent by Landlord is required and given, all such work shall be performed at Tenant's expense by Landlord or by Tenant at Landlord's election. Tenant shall pay to Landlord all costs incurred by Landlord for any architecture, engineering, supervisory and/or legal services in connection with any Tenant Alterations, including, without limitation, Landlord's review of the plans and specifications. Without limiting the generality of the foregoing, Landlord may require Tenant (if Landlord has elected to require Tenant to perform the Tenant Alterations), at Tenant's sole cost and expense, to obtain and provide Landlord with proof of insurance coverage and a payment and performance bond, in forms, amounts and by companies acceptable to Landlord in Landlord's reasonable discretion. Should Tenant make any alterations without Landlord's prior written consent, or without satisfaction of any conditions established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of Tenant Alterations, or at Landlord's election, Landlord may remove such Tenant Alterations and restore the Premises at Tenant's expense. Nothing contained in this paragraph or the paragraph captioned "Tenant's Work Performance" shall be deemed a waiver of the provisions of the paragraph captioned "Mechanic's Liens".

4.5 TENANT'S WORK PERFORMANCE. If Landlord elects to permit Tenant to perform the Tenant Alterations, Landlord may, in its absolute discretion, require that Tenant provide a payment and performance bond to cover the entire work to be performed, which bond must be in form, amount and by a company acceptable to Landlord. Any Tenant Alterations to be performed under this paragraph shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In any event, approval shall include a requirement that the prime contractor and the respective subcontractors of any tier performing the Tenant
Alterations: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed and (b) employ only members of such labor organizations to perform work within their respective jurisdictions. Tenant's contractors, workers and suppliers shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord. If Tenant's contractors, workers or suppliers do, in the opinion of Landlord, cause such disharmony or interference, Landlord's consent to the continuation of such work may be withdrawn upon written notice to Tenant. All Tenant Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord;
(2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship. Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant's Agents. Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from any Claims arising as a result of the Tenant Alterations or any defect in design, material or workmanship of any Tenant Alterations.

4.6 SURRENDER OF POSSESSION. Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear and damage by casualty and taking by eminent domain (but only to the extent Tenant is not obligated to repair such damage under Paragraphs 4.9 and/or 4.10 hereof) excepted, and free from all tenancies or occupancies by any person claiming by through or under Tenant.

4.7 REMOVAL OF PROPERTY. Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, trade fixtures, office supplies and office furniture and equipment if (a) such items are readily moveable and are not attached to the Premises, or if they are attached to the Premises, Tenant complies with subsection (d) of this Paragraph 4.7; (b) such removal is completed prior to the expiration or earlier termination of this Lease; (c) no Event of Default exists at the time of such removal; and (d) Tenant immediately repairs all damage caused by or resulting from such removal. All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering, lighting fixtures and apparatus or Telecommunication Facilities or any other articles affixed to the floor, walls, ceiling or any other part of the Premises or Building) shall become the property of Landlord and shall remain upon and be surrendered with the Premises; provided, however, at Landlord's sole election, Tenant shall be obligated, at its sole cost and expense, to remove all (or such portion as Landlord shall designate) of the Tenant Alterations (including Telecommunication Facilities), repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations. Notwithstanding the foregoing, if Tenant's submission of its plans and specifications to Landlord for approval of any Tenant Alterations requiring Landlord's approval is accompanied by a written request that Landlord identify any Tenant Alterations that Landlord may require Tenant to remove upon the expiration or earlier termination of this Lease, Landlord shall identify such Tenant Alterations (if any) by notice to Tenant given at the time of Landlord's approval of such Tenant Alterations. Tenant waives all rights to any payment or compensation for such Tenant Alterations (including Telecommunication Facilities). If Tenant shall fail to remove any of its property from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property at Tenant's expense without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant. Tenant shall pay all actual out-of -pocket costs incurred by Landlord within five (5) Business Days after demand for such payment. If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney's fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.8 ACCESS. Tenant shall permit Landlord and Landlord's Agents to enter into the Premises at any reasonable times on at least one (1) Business Day's notice (except in case of emergency in which case no notice shall be required and entry may be at any time), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building, provided, however, that Landlord shall not have access to the Tenant's data center in the Premises unless accompanied by an employee of Tenant (except in case of emergency in which case Landlord may enter such data center without being accompanied by an employee of Tenant) and Tenant agrees to use reasonable efforts to make such employee available in response to Landlord's request. Any repair, alteration or improvement to be performed by Landlord within the Premises (i) shall be located, to the extent reasonably practicable, within the ceiling plenum, the walls or floors, or within the chases, risers, ducts, conduits, lines, shafts or similar concealed areas and, (ii) in all cases, to the extent reasonably practicable, (1) shall be performed and installed at such times and by such methods as will not materially interfere with Tenant's use of the Premises (provided that Landlord shall not be required to pay overtime rates to make any such repairs, alterations, or improvements), damage the appearance thereof, or reduce the rentable area thereof (provided that any material reduction in rentable area shall entitle Tenant to an equitable reduction of rent), (2) shall be coordinated and scheduled with Tenant in order to accommodate Tenant's reasonable business needs, and (3) shall be located where practical and reasonably efficient, taking into account Tenant's use of the area of the Premises affected thereby, and Tenant shall cooperate with Landlord in connection therewith. Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease.

Unless such temporary closure is due to an emergency and/or Governmental Requirements, Tenant shall be provided with reasonable alternative access to the Land and/or Building (as applicable). Landlord shall have the right to enter the Premises at any time during the Lease Term that an Event of Default exists and at any time during the last twelve (12) months of the Lease Term for the purpose of showing the Premises to prospective tenants and to erect on the Premises a suitable sign indicating the Premises are available. Tenant shall give written notice to Landlord at least twenty (20) Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant's failure to give such notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration. Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant's Agents, or other persons claiming the right of admittance.

4.9      DAMAGE OR DESTRUCTION.

         4.9.1 If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord unless Tenant is aware that the Manager has Actual Knowledge (as hereinafter defined) of such damage. As used herein, "Actual Knowledge" means and refers to the actual knowledge of senior management of the Manager. If Landlord estimates that the damage can be repaired in accordance with the then-existing Governmental Requirements within one hundred-twenty (120) Business Days after Landlord is notified by Tenant or the Manager obtains Actual Knowledge of such damage and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If, in Landlord's estimation, the damage cannot be repaired within such one hundred-twenty (120) Business Day period or if there are insufficient insurance proceeds available to repair such damage, Landlord, within forty-five (45) Business Days after Landlord is notified by Tenant or the Manager obtains Actual Knowledge of such damage, may elect in its absolute discretion to either: (a) terminate this Lease or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue. If Landlord elects to restore the Premises under this paragraph, then Landlord shall use commercially reasonable efforts to proceed toward completion of the restoration and (1) Landlord shall complete such restoration within twelve (12) months after the earlier of the date Landlord is notified by Tenant of such damage or the date that the Manager obtains Actual Knowledge of such damage, (2) Tenant shall pay to Landlord, upon demand, Tenant's Pro Rata Share of any applicable deductible amount specified under Landlord's insurance and (3) notwithstanding anything to the contrary contained herein, Landlord shall not be required to repair or restore Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), or any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage and was not owned by Landlord. In the case of damage to the Premises not caused by the negligence or other tortuous acts of the Tenant which is of a nature or extent that (a) such damage materially interferes Tenant's use of a portion (but not all) of the Premises (such portion being referred to herein as the "Materially Affected Premises"), Base Rent and Additional Rent otherwise payable hereunder shall be partially abated by the amount thereof allocable to the Materially Affected Premises on a per rentable square foot basis, for the period beginning on the date of such casualty and ending on the earlier of (i) the date that Landlord has substantially completed its repairs to the Materially Affected Premises and (ii) the date that Tenant uses any portion of the Materially Affected Premises for the conduct of its business, and (b) it is impracticable for the Tenant to carry on its business in any of the Premises, all Base Rent and Additional Rent otherwise payable hereunder shall be abated for the period beginning on the date of such casualty and ending on the earlier of (i) the date that Landlord has substantially completed its repairs to the Premises and (ii) the date that Tenant uses any portion of the Premises for the conduct of its business. Except for the abatement of rent if and to the extent provided herein, Tenant agrees to look to the provider of Tenant's insurance for coverage for the loss of Tenant's use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

         4.9.2 If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may in its absolute discretion and without limiting any other options available to Landlord under this Lease or otherwise, elect to terminate this Lease by notice in writing to Tenant within forty (40) Business Days after the occurrence of such damage if Landlord is also terminating the leases of other tenants in the Building who are similarly situated to Tenant. Such notice shall be effective twenty (20) Business Days after receipt by Tenant unless a later date is set forth in Landlord's notice.

         4.9.3 Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after Landlord is notified of such requirement.

         4.9.4 Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final twelve (12) months of the Lease Term to such an extent that the cost of restoration would exceed fifty percent (50%) of the replacement cost of the Premises and/or the Building in its or their entirety at the time such damage or destruction occurs , Landlord may, at its option, elect to terminate this Lease upon written notice to Tenant within thirty (30) days following such damage or destruction. Further, notwithstanding the foregoing, if the Premises are wholly or partially damaged or destroyed within the final two (2) years of the Lease Term to such an extent that the cost of restoration would exceed fifty percent (50%) of the replacement cost of the Premises in its entirety at the time such damage or destruction occurs, then Tenant also may terminate this Lease upon written notice to Landlord within thirty (30) days following such damage or destruction.

4.10 CONDEMNATION. If all of the Premises, or such portions of the Building as may be required for the Tenant's reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date. In case of taking of a part of the Premises or a portion of the Building not required for the Tenant's reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Additional Rent and all other sums payable under this Lease shall not be abated but Tenant's Pro Rata Share may be redetermined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant's business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant's moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.

4.11 PARKING. Tenant shall have the nonexclusive privilege to use parking spaces on the Land in common with other tenants of Landlord, but only in areas reasonably designated by Landlord and only on a first-come-first-served basis. Tenant's parking privileges shall be subject to the rules and regulations relating to parking adopted by Landlord from time to time and uniformly applied to all tenants of the Building. Landlord shall not have the right to grant designated, reserved parking stalls to other tenants in the Building. In no event shall the number of parking stalls used by Tenant and Tenant's Agents exceed the number of stalls allocated to Tenant in the definition of the Parking Ratio, provided, however, that nothing in this sentence shall be deemed to alter the first-come-first-served basis of parking as provided in this paragraph 4.11. Landlord makes no representations or warranties concerning the availability of parking for Tenant's use at any time during the Term, except that Landlord shall make available to Tenant on a first-come-first-served basis a sufficient number of parking spaces to satisfy the number of spaces allocated to Tenant in the definition of Parking Ratio. Landlord shall use reasonable efforts to monitor or police the use of the parking or other common areas or to maintain the parking ratio stated in this Lease.

4.12     INDEMNIFICATION.

         4.12.1 Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from and against any and all Claims, arising in whole or in part out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or negligence of Tenant or Tenant's Agents, or (c) any breach or default under this Lease by Tenant. Notwithstanding anything to the contrary herein contained, Tenant shall not be responsible for indemnifying Landlord for Claims to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord's Agents.

         4.12.2 Except as specified in the next sentence, neither Landlord nor Landlord's Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant's Agents, for (1) any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; (2) interruption in or interference with the use of the Premises or any equipment therein; (3) any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus or Telecommunication Facilities; (4) termination of this Lease by reason of damage to the Premises or Building; (5) fire, robbery, theft, vandalism, mysterious disappearance or a casualty of any kind or nature; (6) actions of any other tenant of the Building or of any other person or entity;
(7) inability to furnish any service required of Landlord as specified in this Lease; or (8) leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building. Landlord shall be responsible only for Claims arising solely out of the gross negligence or willful misconduct of Landlord in failing to repair or maintain the Building as required by this Lease after notice by Tenant as required by the paragraph captioned "Maintenance and Repair by Landlord"; but in no event shall Landlord's responsibility extend to any interruption to Tenant's business or any indirect or consequential losses suffered by Tenant or Tenant's Agents or extend beyond Landlord's responsibility as set forth in the paragraph entitled "Utilities" when that paragraph is applicable. The obligations of this paragraph shall be subject to the paragraph captioned "Waiver of Subrogation".

4.13     TENANT INSURANCE.

         4.13.1 Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant's liability insurance:

                  (a) A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant's obligations under the paragraph captioned "Indemnification", insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00), which limit shall be reasonably increased during the Lease Term at Landlord's request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an "occurrence" rather than a "claims made" basis, and which policy names Landlord, Kennedy Associates Real Estate Counsel, Inc. (Landlord's investment advisor), Riggs & Company, a division of Riggs Bank, NA, as Trustee of the Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18 (the beneficiary of the Landlord), Manager and, at Landlord's request, Landlord's mortgage lender(s) and/or trustee(s), as additional insureds;

                  (b) A policy of extended property insurance (which is commonly called "all risk") covering Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for one hundred percent (100%) of the then current replacement cost of such property;

                  (c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

                  (d) A policy or worker's compensation insurance as required by applicable law and employer's liability insurance with limits of no less than One Million Dollars ($1,000,000.00); and

                  (e) A policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

         4.13.2 All insurance policies required under this paragraph shall be with companies reasonably approved by Landlord and each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days' written notice to Landlord and all parties required hereunder to be named as additional insureds. Tenant shall deliver to Landlord and, at Landlord's request, Landlord's mortgage lender(s) and all parties required hereunder to be named as additional insureds, prior to the Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies.

         4.13.3 If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph, Landlord may, but shall not be required to, obtain such insurance or certificates and the

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costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand.

4.14 LANDLORD'S INSURANCE. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

         4.14.1 A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than Five Million Dollars ($5,000,000.00), which policy shall be payable on an "occurrence" rather than a "claims made" basis;

         4.14.2 A policy of extended property insurance (what is commonly called "all risk") covering the Building and Landlord's personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

         4.14.3 Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate. Such policies may be "blanket" policies which cover other properties owned by Landlord.

4.15 WAIVER OF SUBROGATION. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord's Agents or Tenant's Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

4.16     ASSIGNMENT AND SUBLETTING BY TENANT.

         4.16.1 Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Landlord's acceptance of Base Rent, Additional Rent or any other sum from any assignee, sublessee, transferee, mortgagee or encumbrance holder shall not be deemed to be Landlord's approval of any such conveyance. Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord may, at its option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease. No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations under this Lease. Landlord's right of direct collection shall be in addition to and not in limitation of any other rights and remedies provided for in this Lease or at law. Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, lease security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

         4.16.2 In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant's or assignee's business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request. Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by the president, managing partner or other appropriate officer of the proposed subtenant or assignee and by a certified public accountant in the case of a proposed assignment of this Lease or the proposed subleasing of thirty-three thousand (33,000) or more rentable square feet; (b) proof reasonably satisfactory to Landlord that the proposed subtenant or assignee will immediately occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the

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

remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease or assignment or letter of intent. Tenant shall pay to Landlord, upon Landlord's demand therefor, Landlord's reasonable attorneys' fees incurred in the review of such documentation and in documenting Landlord's consent. Receipt of such fees shall not obligate Landlord to approve the proposed assignment or sublease.

         4.16.3 In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any factor it deems relevant, in its reasonable discretion.

         4.16.4 Within ten (10) Business Days after Landlord's receipt of all required information to be supplied by Tenant pursuant to this paragraph, Landlord shall notify Tenant of Landlord's approval, disapproval or conditional approval of any proposed assignment or subletting or of Landlord's election to recapture as described below. Landlord shall have no obligation to respond unless and until all required information has been submitted. In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content reasonably satisfactory to Landlord.

         4.16.5 Any transfer, assignment or hypothecation of any of the stock or interest in Tenant, or the assets of Tenant, or any other transaction, merger, reorganization or event, however constituted which (a) results in fifty percent (50%) or more of such stock, interest or assets going into different ownership, or (b) is a subterfuge denying Landlord the benefits of this paragraph, shall be deemed to be an assignment within the meaning and provisions of this paragraph and shall be subject to the provisions of this paragraph. Notwithstanding the foregoing, no transfer of more than fifty percent (50%) of any stock or interest in Tenant shall be deemed to be an assignment within the meaning and provisions of this subparagraph 4.16.5 as long as Tenant remains a corporation the outstanding voting stock of which is publicly traded and listed on a "national securities exchange" (as defined in the Securities and Exchange Act of 1934).

         4.16.6 If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease), Tenant shall pay to Landlord fifty percent (50%) of such excess, after deduction of reasonable expenses in making such assignment or sublease including, without limitation, reasonable legal fees, reasonable costs of preparing the applicable premises, and reasonable brokerage fees.

         4.16.7 Landlord shall have the right to recapture the Premises or the applicable portion thereof (a "Recapture") by giving written notice of such Recapture to Tenant within fifteen (15) Business Days after receipt of Tenant's written request for Landlord's consent to such proposed assignment or subletting. Tenant shall have no right to retract its request for Landlord's consent to assign or sublease once such request has been made. Such Recapture shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting, which shall be the last day of a calendar month and shall not be earlier than forty-five (45) Business Days after receipt of Tenant's request hereunder. If less than the entire Premises are recaptured, this Lease shall remain in full force and effect with respect to that remaining area not recaptured by Landlord and (x) the Base Rent payable hereunder shall be reduced by the amount of Base Rent from time to time payable hereunder for the recaptured portion of the Premises on a per rentable square foot basis, and (y) Tenant's Pro Rata Share shall be adjusted as appropriate. Tenant shall surrender that portion of the Premises recaptured by Landlord in accordance with the terms and conditions of this Lease. Notwithstanding the first sentence of this subparagraph, Landlord shall have no right to Recapture the Premises or applicable portion thereof if: (a) Tenant's proposed assignment or sublet is to an affiliate or wholly-owned subsidiary or is to a reorganized entity under which no change in ownership has occurred, or
(b) Tenant's proposed assignment or sublet together with any previous assignments and sublets encompass, in the aggregate, net rentable area equal to or less than twenty percent (20%) of the total net rentable area of Premises.

         4.16.8 Notwithstanding any contrary provision in the previous subparagraphs of this paragraph, provided that all amounts due under this Lease have been paid in full and further provided that no Event of Default exits, Landlord shall consent to and approve a proposed assignment of this Lease or subletting of the Premises where the assignment or subletting is to an affiliate or wholly-owned subsidiary or parent of the Tenant or a reorganized entity under which no change of ownership has occurred, provided that (a)Tenant has delivered to Landlord satisfactory evidence of the foregoing, (b) in the case of an assignment, the assignee assumes all of the liabilities and obligations of the Tenant under this Lease in a writing in form and substance satisfactory to Landlord in its reasonable discretion, (c) the proposed assignee or subtenant will have a tangible net worth immediately following such transaction certified to Landlord by an independent certified public accountant equal to or greater than the tangible net worth of Tenant as of the date of this Lease, as determined in accordance with generally accepted accounting principles, and (d) Tenant has satisfied the requirements of Section 4.16.2. hereof. Tenant agrees that Tenant shall remain liable for its obligations under this Lease, despite any such transfer.

         4.16.9 Notwithstanding anything to the contrary in this Lease, provided that all amounts due under this Lease have been paid in full and further provided that no Event of Default exists, upon not less than fifteen
(15) Business Days advance written notice to Landlord and satisfaction of the requirements of Paragraph 4.16.2 hereof, Landlord shall consent to and approve a proposed assignment of this Lease to be made in conjunction or connection with any merger, consolidation, corporate reorganization (other than pursuant to the bankruptcy laws), or the sale of all or substantially all of the assets of Tenant, provided that the resulting or surviving corporation or transferee (as applicable) (a) assumes all of the liabilities and obligations of the Tenant under this Lease in a writing in form and substance satisfactory to Landlord in its reasonable discretion, and (b) will have a tangible net worth immediately following such transaction certified to Landlord by an independent certified public accountant equal to or greater than the tangible net worth of Tenant as of the date of this Lease, as determined in accordance with generally accepted accounting principles. Tenant agrees that Tenant shall remain liable for its obligations under this Lease, despite any such transfer.

4.17 ASSIGNMENT BY LANDLORD. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord's Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord's successor-in-interest with respect to such liability; provided that, as to the Lease Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Lease Security Deposit or Prepaid Rent to its successor-in-interest.

4.18 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS. Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) to the best of Tenant's knowledge, Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received to date and identifying any such remaining obligations of Landlord; (5) on the date of execution, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord, or if Tenant has any such defenses or offsets, an explanation of the same; (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); (8) it is intended that any Tenant's statement may be relied upon by a prospective purchaser or mortgagee of Landlord's interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord. Landlord shall not request such statements more than twice in any twelve (12) month period, unless an Event of Default exists or such request is made in connection with a sale, financing or refinancing contemplated by Landlord. If Tenant fails to respond within five (5) Business Days of its receipt of a written request by Landlord as provided in this paragraph, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee. In addition, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee Tenant's most recent (but in no event more than twelve (12) months old) financial statements (including a

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

statement of operations and balance sheet and statement of cash flows) certified as accurate by a certified public accountant and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant, (iv) any successor entity to Tenant by merger or operation of law, and (v) any guarantor of this Lease. Landlord shall not request such financial statements more than once in any twelve (12) month period, unless an Event of Default exists or such request is made in connection with a sale, financing or refinancing contemplated by Landlord. As long as Tenant remains a publicly traded company listed and in good standing on a "national securities exchange" (as defined in the Securities and Exchange Act of 1934) and provided that Tenant has filed all financial information and reports required to be filed by such exchange and/or applicable Governmental Requirements, Tenant may satisfy this requirement by providing Landlord with Tenant's most recent annual report filed with such exchange. Landlord will not disclose any aspects of Tenant's financial statements that Tenant designates in writing to Landlord as confidential except (1) to Landlord's actual and proposed mortgagees, investment advisors, attorneys', accountants and other professional consultants (2) any proposed purchasers, (3) in litigation between Landlord and Tenant, and (4) if required by court order or other applicable Governmental Requirements.

4.19 MODIFICATION FOR LENDER. If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord's lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant's rights under this Lease.

4.20     HAZARDOUS SUBSTANCES.

         4.20.1 Neither Tenant, any of Tenant's Agents nor any other person shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of (i) cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant's business in the Premises, and (ii) diesel fuel for the Generator, which fuel shall be stored by Tenant in a location approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant agrees that (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant's operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building. In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord's discretion.

         4.20.2 Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants' fees. Tenant agrees that Landlord may be irreparably harmed by Tenant's breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord's election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord's other remedies against Tenant.

         4.20.3 As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first paragraph of the paragraph captioned "Hazardous Substances".

4.21     ACCESS LAWS.

         4.21.1 Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the

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

Land or Building is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under this paragraph, Tenant's notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice. Landlord agrees to notify Tenant immediately if Landlord receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the common areas of the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that any common areas of the Land or Building is not in compliance with any Access Laws. If Landlord is responsible for such condition, situation, lien, action or notice under this paragraph, Landlord's notice to Tenant shall include a statement as to the actions Landlord proposes to take in response to such condition, situation, lien, action or notice.

         4.21.2 Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord's responsibilities for compliance with Access Laws, without the prior approval of the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance. Landlord's consent to any proposed Tenant Alteration shall (a) not relieve Tenant of its obligations or indemnities contained in this paragraph or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

         4.21.3 Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Access Laws; and (b) bringing the Building and the common areas of the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to: (1) Tenant's particular use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements constructed in the Premises at the request of Tenant, regardless of whether such improvements are constructed prior to or after the Commencement Date.

         4.21.4 Landlord agrees that any alterations, modifications, or construction performed by Landlord in the common areas of the Building and the Land shall comply with Access Laws and Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant's responsibility as provided in the preceding subparagraph. Any cost or expense paid or incurred by Landlord to bring the Premises or common areas of the Building into compliance with Access Laws which is not Tenant's responsibility under the preceding subparagraphs shall be amortized over the useful economic life of the improvements (not to exceed ten
(10) years) with interest at the Prime Rate plus four (4) percentage points compounded daily, and shall be an Operating Cost for purposes of this Lease. Landlord warrants and represents that, as of the date of this Lease, the common areas of the Building and the Land are in compliance with Access Laws.

         4.21.5 Each party agrees to indemnify, defend and hold harmless the other party and its agents from and against any and all Claims arising out of or relating to any failure of the indemnifying party or the indemnifying party's agents to comply with the indemnifying party's obligations under this paragraph.

         4.21.6 The provisions of this paragraph shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.

4.22 QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease.

4.23     SIGNS.

         4.23.1 EXTERIOR SIGNS. (a) Notwithstanding anything to the contrary in the Rules and Regulations and subject to Tenant obtaining any necessary governmental approvals and the terms and conditions set forth herein, beginning on the Construction Period Commencement Date and during such portion of the Lease Term that Lightbridge, Inc. (or a permitted assignee of all of Tenant's rights under this Lease) itself continues to use and occupy at least eighty percent (80%) of the Premises, Tenant shall have the exclusive right to install and maintain two (2) exterior signs (identifying Lightbridge, Inc. or the permitted assignee of all of Tenant's rights under this Lease) on the Building in the locations and of the sizes, colors, designs, and specifications set forth in Exhibit G attached to this Lease (collectively, the "Exterior Signs"), provided that

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

the installation and maintenance of such Exterior Signs complies with all Governmental Requirements and all matters of record. The installation of such Exterior Signs shall constitute a Tenant Alteration and, as such, shall be subject to all terms hereof applicable to Tenant Alterations including, without limitation, the paragraph entitled "Tenant's Work Performance." . If Exhibit G does not describe the exact sizes, colors, designs, and specifications of such Exterior Signs, then the same shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld. If, at any time during the Lease Term, Lightbridge, Inc. (or a permitted assignee of all of Tenant's rights under this Lease) ceases to itself use and occupy at least eighty percent (80%) of the Premises and/or an Event of Default occurs, Landlord in its sole discretion may terminate Tenant's right to maintain the Exterior Signs and may require Tenant to permanently remove the Exterior Signs.

         (b) Prior to installation of the Exterior Signs, Tenant shall obtain any and all necessary permits and approvals required by applicable Governmental Requirements. At Tenant's request and at Tenant's sole cost and expense, Landlord shall cooperate with and assist Tenant in any way Tenant from time to time may reasonably request in connection with its efforts to obtain such permits and approvals, and Tenant shall reimburse Landlord on demand for any reasonable expenses incurred by Landlord in connection therewith. Thereafter, Tenant shall at all times maintain all necessary permits and approvals required by the applicable Governmental Requirements in effect from time to time. Any and all costs in connection with the permitting, fabrication, installation and maintenance of the Exterior Signs shall be borne by Tenant. Tenant agrees to maintain the Exterior Signs in good condition at all times. Upon vacation of the Premises on the expiration or earlier termination of this Lease or at such earlier time as Tenant is no longer permitted to maintain the Exterior Signs, Tenant shall be responsible, at its sole cost, for the removal of the Exterior Signs and the repair, painting and/or replacement of the structure to which the Exterior Signs are attached. If Tenant fails to perform such work or if Landlord in its sole discretion elects to perform such work on Tenant's behalf, Landlord may cause the same to be performed, and the reasonable cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefor.

         (c) Subject to Governmental Requirements and Landlord obtaining any necessary governmental approvals, Landlord shall install and maintain a monument sign at the entrance to the Park in a location and of size, colors, design, and specifications determined by Landlord (the "Monument Sign"). Following execution of this Lease, Landlord shall apply for and diligently pursue the necessary governmental approvals for the Monument Sign. After receipt of all necessary approvals, Landlord shall order the necessary materials and install the Monument Sign using Landlord's reasonable diligent efforts. Landlord shall include Lightbridge's name on the Monument Sign as long as (i) Lightbridge, Inc. (or a permitted assignee of all of Tenant's rights under this Lease) itself continues to use and occupy at least eighty percent (80%) of the Premises, and (ii) no Event of Default has occurred. Tenant acknowledges and agrees that Landlord shall be permitted to include the names of other tenants of the Park on the Monument Sign, provided that no other tenant's panel on the Monument Sign shall be larger or more prominent than that of Tenant as long as Tenant leases more space in the Park than any other tenant. If, at any time during the Lease Term, Lightbridge, Inc. (or a permitted assignee of all of Tenant's rights under this Lease) ceases to itself use and occupy at least eighty percent (80%) of the Premises and/or an Event of Default occurs, Landlord in its sole discretion may permanently remove Tenant's name from the Monument Sign and Tenant shall have no further rights with respect thereto.

         4.23.2 DIRECTORY AND INTERIOR SIGN. Tenant shall be permitted to have its entity name listed on the main directory sign for the Building situated in the main lobby of the Building. Tenant also shall be permitted to have one (1) entryway sign bearing Tenant's name next to Tenant's entryway into the Premises. Said sign shall be installed by Landlord at Tenant's expense and shall be of a size, design and coloration, and in a location consistent with Landlord's standard tenant entryway signage for the Building. Tenant shall reimburse Landlord for the reasonable cost of such entryway sign within ten (10) days of receipt of an invoice for same.

4.24 SUBORDINATION. Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease, provided that, as long as Tenant is not in default hereunder beyond any applicable cure period (a) Tenant's occupancy of the Premises shall not be disturbed by the termination of any ground lease or the foreclosure of any mortgage, and (b) the foreclosure of a mortgage, the termination of any ground lease, the institution of any suit, action, summary or other proceeding against the Landlord, or any

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successor to the Landlord, or any foreclosure brought by any mortgagee to recover possession of the Premises, shall not, by operation of law or otherwise, result in the cancellation or termination of the Lease and Tenant shall not be disturbed in its possession of the Premises for any reason other than as provided in this Lease. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, or similar instrument to this Lease or to execute a non-disturbance agreement in favor of Tenant on the standard form utilized by such lender or ground lessor. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument or subordination agreement that Landlord or such holder may request, provided such instrument or subordination agreement is consistent with the terms of this Paragraph 4.24 (including clauses (a) and (b) of the first sentence of this paragraph) and is otherwise commercially reasonable. Tenant further covenants and agrees that, subject to the terms of this Paragraph 4.24 (including clauses
(a) and (b) of the first sentence of this paragraph), if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment. Notwithstanding anything herein to the contrary, in no event shall the lender or ground lessor which acquires the Premises as a purchaser at any foreclosure sale or otherwise be (i) bound by any payment of Base Rent or Additional Rent for more than one month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of the lender or ground lessor, (iii) liable in any way to Tenant for any act or omission, neglect or default on the part of the Landlord under this Lease (provided that the foregoing shall not relieve any successor landlord from the Landlord's maintenance and repair obligations under this Lease with respect to any condition existing as of the date such successor landlord acquires title to the Premises), (iv) obligated to perform any work or improvements to be done by Landlord in the Premises, or (v) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed. In addition to and not in limitation of the foregoing, contemporaneously with the execution of this Lease by Landlord, Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement consistent with the foregoing terms and otherwise in a commercially reasonable form from each holder (if any) as of the date of this Lease of a mortgage, ground lease, or deed of trust which has priority over this Lease.

4.25 WORKERS COMPENSATION IMMUNITY. If and to the extent that Tenant is obligated to indemnify, defend or hold harmless Landlord or Landlord's Agents from any Claims arising from its use of the Premises or any act or failure to act by Tenant or Tenant's Agents or otherwise, Tenant expressly waives, to and in favor of Landlord and Landlord's Agents, its statutory workers compensation act employers immunity relative to any injury to an employee or employees of Tenant.

4.26 BROKERS. Each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease.

4.27 LIMITATION ON RECOURSE. Landlord has executed this Lease by its trustee signing solely in a representative capacity. Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the trustee, or for the purpose of binding the trustee personally, but solely in the exercise of the representative powers conferred upon the trustee by its principal. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against Landlord's estate and equity interest in the Building. Neither Landlord nor any of Landlord's Agents shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises. Further, in no event whatsoever shall any Landlord's Agent have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to

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take any other action which shall not involve the personal liability of Landlord or any of Landlord's Agents to respond in monetary damages from Landlord's assets other than the Landlord's interest in the Building, as aforesaid.

4.28     MECHANIC'S LIENS AND TENANT'S PERSONAL PROPERTY TAXES.

         4.28.1 Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall immediately pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims. Tenant agrees to give Landlord immediate written notice of any such Claim.

         4.28.2 Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises or anywhere else in the Building or on the Land including, without limitation, the roof of the Building and the Tenant's Generator Area. Without limiting the foregoing, Tenant shall be liable for all taxes levied or assessed against the Rooftop Equipment and the Generator. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay them or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, upon demand by Landlord.

4.29     ROOFTOP EQUIPMENT.

         4.29.1 Notwithstanding anything to the contrary contained in the Rules and Regulations and subject to compliance with all applicable Governmental Requirements and the terms and conditions of this Lease, and provided that such installation and roof use shall not void any roof or other warranty applicable to the Building, Tenant shall have the non-exclusive right to install and maintain on the roof of the Building, at Tenant's sole cost and expense, Telecommunication Facilities consisting of one (1) telecommunication antenna or satellite dish and supplemental HVAC equipment (all of the foregoing collectively, the "Rooftop Equipment") and associated wiring and cabling ("Tenant's Roof Rights") on the condition that such Rooftop Equipment is specifically and exclusively for the use of Lightbridge, Inc. in the ordinary course of its business. At Tenant's expense, Landlord shall make available Tenant's Pro Rata Share of any conduit space in the vertical risers of the Building which the Landlord from time to tome makes available to tenants of the Building for purposes of running wiring and cabling in order to connect Tenant's Rooftop Equipment to the Premises. Tenant's Rooftop Equipment shall in no event occupy more than a two thousand (2,000) square foot area on the roof of the Building. No additional rental shall be payable in respect of the installation and use of such Rooftop Equipment and associated wiring and cabling. Landlord has not made any representations or promises pertaining to the suitability of the Building's rooftop for Tenant's use. Tenant, for the purpose of this paragraph and its right to rooftop access hereunder, accepts the rooftop in its "AS IS" condition.

         4.29.2 Prior to installation, Tenant will obtain any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of the Rooftop Equipment. No method of installation, maintenance or removal of the Rooftop Equipment shall be permitted which Landlord reasonably anticipates shall cause any warranty held by Landlord in respect of the roof of the Building to be deemed void or otherwise adversely affected thereby, nor adversely affect the Building structure or operating systems.

         4.29.3 The installation of such Rooftop Equipment and associated wiring and cabling shall be considered a Tenant Alteration for all purposes of this Lease, and without limiting the generality of the foregoing, such installation shall be subject to the terms and conditions of paragraphs 4.4 and
4.5 (Tenant Alterations and Tenant Work Performance, respectively). Prior to the installation of such Rooftop Equipment and associated wiring and cabling, Tenant shall provide Landlord with written plans and specifications showing the size of the Rooftop Equipment, its location on the roof (including plan elevations to indicate sightliness of location), operating parameters and radio frequencies (as applicable), and means of installation (including whether any penetrations of the roof shall be required for installation), all of which shall be subject to the approval of Landlord and its consultant for such matters (currently Riser

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Management), which approval shall not be unreasonably withheld. Tenant shall reimburse Landlord, within ten (10) Business Days after receipt of an invoice, for all reasonable out-of-pocket costs and expenses incurred by Landlord related to its review of Tenant's plans and specifications, including the fees and expenses of Landlord's consultant (regardless of whether Landlord approves Tenant's plans and specifications) and Tenant's installation. The installation of the Rooftop Equipment shall be performed at Tenant's expense by Landlord or by Tenant at Landlord's election and by contractors previously approved by Landlord. In no event shall the Landlord's approval of Tenant's plans and specifications be deemed a representation that Tenant's Rooftop Equipment or plans and specifications comply with Governmental Requirements and/or the terms of this Lease. Without limiting the foregoing, Landlord's approval of Tenant's plans and specifications shall not be deemed a representation that use of Tenant's Rooftop Equipment will not cause interference with other systems in the Building. Landlord reserves the right to require Tenant to relocate its Rooftop Equipment to another location on the roof of the Building upon thirty (30) days advance written notice, provided that, in Landlord's reasonable opinion, such move is necessary in order to preserve, protect or maintain, or to avoid damage to, the roof or structural elements of the Building.

         4.29.4 Tenant, through its designated and approved employees and contractors, shall be solely responsible for the maintenance and care of the Rooftop Equipment and associated wiring and cabling and shall maintain the same in a clean, sanitary and safe condition and in good repair and free of any defects at all times during this Lease. Tenant, at its sole expense and risk, shall ensure that a physical inspection of the Rooftop Equipment occurs at intervals of no more than three (3) months and that this inspection include a survey of structural integrity and a review and correction of any loose bolts, fittings or other appurtenances. Tenant shall provide a written certification of such inspections to Landlord not more than ten (10) days following each such inspection. In the absence of such a certification, Landlord shall have the right (but not the obligation) to conduct or arrange for such an inspection and corrective action and to charge Tenant for such costs.

         4.29.5 Tenant covenants upon installation that the Rooftop Equipment and the signals sent and received by any of such Rooftop Equipment will not interfere with signals of other tenants' communications equipment located on the roof of (or in) the Building or in the office park in which the Building is located or with other equipment associated with the operation of the Building or any other building located in such office park. Upon receipt of notice from Landlord, Tenant shall eliminate any such interference.

         4.29.6 Tenant's Roof Rights shall be exercised in such manner as: (1) will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities of the Building, (2) will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building, and (3) shall not in any way conflict with any Governmental Requirement now in force or which may hereafter be enacted. The Tenant will, at its sole cost and expense, promptly comply or ensure that the Building complies with all Governmental Requirements or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting Tenant's roof use. If the rate of any insurance carried by Landlord is increased as a result of Tenant's roof use, then Tenant from time to time will pay to Landlord within ten (10) Business Days after demand by Landlord a sum equal to such increased cost.

         4.29.7 Without limiting any other indemnification contained herein, Tenant shall indemnify and hold Landlord harmless from and against any and all Claims arising out of (a) any violations of Governmental Requirements relating to Tenant's Rooftop Equipment and related facilities, and (b) the installation, maintenance and/or use of such Rooftop Equipment and related facilities.

         4.29.8 Tenant's Roof Rights shall not be transferable to any other party and shall be used solely in the ordinary course of Tenant's business operations. Without limiting the foregoing, Tenant shall have no right to sublease, sublicense or permit any other party to use Tenant's Roof Rights or any of Tenant's Rooftop Equipment, except in connection with a sublease or assignment which has been approved by Landlord in accordance with the terms and conditions of Paragraph 4.16 hereof.

         4.29.9 Unless Landlord agrees in writing to permit Tenant to leave the Rooftop Equipment in place, upon the expiration or earlier termination of the Lease Term, Tenant shall remove its Rooftop Equipment and all associated wiring and cabling connecting the Rooftop Equipment to Tenant's Premises and repair any and all damage caused to the roof or any other part of the Building by the installation or removal of said Rooftop Equipment. If Tenant fails to remove any such Rooftop Equipment and all associated wiring and cabling connecting the Rooftop Equipment to Tenant's Premises prior to the

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

expiration or earlier termination of the Lease, Landlord may do so and Tenant shall pay the entire cost thereof to Landlord within ten (10) Business Days after Tenant's receipt of Landlord's written demand therefor, which obligation shall survive expiration or earlier termination of the Lease.

         4.29.10 Upon reasonable notice, the Landlord shall permit Tenant to access the roof of the Building at reasonable times for purposes of Tenant's exercise of its rights under this Section 4.29.

4.30     GENERATOR.

         4.30.1 Notwithstanding anything to the contrary contained in the Rules and Regulations and subject to compliance with all applicable Governmental Requirements and the terms and conditions of this Lease, and provided that such installation shall not void any warranty applicable to the Building, Tenant shall have the non-exclusive right to install and maintain in the Tenant's Generator Area (as defined below), at Tenant's sole cost and expense, one (1) electrical generator (the "Generator") and associated wiring and cabling ("Tenant's Generator Rights") on the condition that such Generator is specifically and exclusively for the use of Lightbridge, Inc., and any assignee or sublessee permitted hereunder, in the ordinary course of its business. At Tenant's expense, Landlord shall make available Tenant's Pro Rata Share of any conduit space in the vertical risers of the Building which the Landlord from time to time makes available to tenants of the Building for purposes of running wiring and cabling in order to connect Tenant's Generator to the Premises. As used herein, "Tenant's Generator Area" means and refers to that portion of the loading dock area of the Building shown as "Tenant's Generator Area" on the plan attached hereto as Exhibit J. No additional rental shall be payable in respect of the installation and use of the Generator and associated wiring and cabling. Landlord has not made any representations or promises pertaining to the suitability of the Tenant's Generator Area for Tenant's use. Tenant, for the purpose of this paragraph and its right to access the Tenant's Generator Area hereunder, accepts the Tenant's Generator Area in its "AS IS" condition.

         4.30.2 Prior to installation, Tenant will obtain any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of the Generator. No method of installation, maintenance or removal of the Generator shall be permitted which Landlord reasonably anticipates shall cause any warranty held by Landlord in respect of the Building to be deemed void or otherwise adversely affected thereby, nor adversely affect the Building structure or operating systems.

         4.30.3 The installation of such Generator and associated wiring and cabling shall be considered a Tenant Alteration for all purposes of this Lease, and without limiting the generality of the foregoing, such installation shall be subject to the terms and conditions of paragraphs 4.4 and 4.5 (Tenant Alterations and Tenant Work Performance, respectively). Prior to the installation of such Generator and associated wiring and cabling, Tenant shall provide Landlord with written plans and specifications showing the size of the Generator, its location in Tenant's Generator Area (including plan elevations to indicate sightliness of location), operating specifications, and means of installation, all of which shall be subject to the approval of Landlord and its consultant for such matters, which approval shall not be unreasonably withheld. Without limiting the foregoing, the Generator shall be screened in a manner reasonably satisfactory to the Landlord. Tenant shall reimburse Landlord, within ten (10) Business Days after receipt of an invoice, for all reasonable out-of-pocket costs and expenses incurred by Landlord related to its review of Tenant's plans and specifications, including the fees and expenses of Landlord's consultant (regardless of whether Landlord approves Tenant's plans and specifications) and Tenant's installation. The installation of the Generator shall be performed at Tenant's expense by Landlord or by Tenant at Landlord's election and by contractors previously approved by Landlord. In no event shall the Landlord's approval of Tenant's plans and specifications be deemed a representation that Tenant's Generator or plans and specifications comply with Governmental Requirements and/or the terms of this Lease. Without limiting the foregoing, Landlord's approval of Tenant's plans and specifications shall not be deemed a representation that use of Tenant's Generator will not cause interference with other systems in the Building. Landlord reserves the right to require Tenant to relocate its Generator to another location upon thirty (30) days advance written notice, provided that, in Landlord's reasonable opinion, such move is necessary in order to protect the safety and well being of persons and/or to preserve, protect or maintain, or to avoid damage to, the Building or other property.

         4.30.4 Tenant, through its designated and approved employees and contractors, shall be solely responsible for the maintenance and care of the Generator and associated wiring and cabling and shall maintain the same in a clean, sanitary and safe condition and in good repair and free of any defects at all times during this Lease. Tenant, at its sole expense and risk, shall ensure that a physical inspection of the Generator occurs at intervals of no more than one (1) month and that this inspection include a survey

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of structural integrity and a review and correction of any loose bolts, fittings or other appurtenances. Tenant shall provide a written certification of such inspections to Landlord not more than ten (10) days following each such inspection. In the absence of such a certification, Landlord shall have the right (but not the obligation) to conduct or arrange for such an inspection and corrective action and to charge Tenant for such costs.

         4.30.5 Tenant covenants upon installation that the Generator will not interfere with other equipment associated with the operation of the Building or any other building of the office park in which the Building is located. Upon receipt of notice from Landlord, Tenant shall eliminate any such interference.

         4.30.6 Tenant's Generator Rights shall be exercised in such manner as: (1) will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities of the Building, (2) will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building, and (3) shall not in any way conflict with any Governmental Requirement now in force or which may hereafter be enacted. The Tenant will, at its sole cost and expense, promptly comply or ensure that the Building complies with all Governmental Requirements or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting Tenant's installation, maintenance, use, and removal of the Generator. If the rate of any insurance carried by Landlord is increased as a result of Tenant's installation, maintenance, use, and removal of the Generator, then Tenant from time to time will pay to Landlord within ten
(10) Business Days after demand by Landlord a sum equal to such increased cost.

         4.30.7 Without limiting any other indemnification contained herein, Tenant shall indemnify and hold Landlord harmless from and against any and all Claims arising out of (a) any violations of Governmental Requirements relating to Tenant's Generator and related facilities, and (b) the installation, maintenance use and/or removal of such Generator and related facilities.

         4.30.8 Tenant's Generator Rights shall not be transferable to any other party and shall be used solely in the ordinary course of Tenant's business operations. Without limiting the foregoing, Tenant shall have no right to sublease, sublicense or permit any other party to use Tenant's Generator Rights or Tenant's Generator, except in connection with a sublease or assignment which has been approved by Landlord in accordance with the terms and conditions of Paragraph 4.16 hereof.

         4.30.9 Unless Landlord agrees in writing to permit Tenant to leave the Generator in place, upon the expiration or earlier termination of the Lease Term, Tenant shall remove its Generator and all associated wiring and cabling connecting the Generator to Tenant's Premises and repair any and all damage caused to the Tenant's Generator Area or any other part of the Building and/or Land by the installation or removal of said Generator. If Tenant fails to remove any such Generator and all associated wiring and cabling connecting the Generator to Tenant's Premises prior to the expiration or earlier termination of the Lease, Landlord may do so and Tenant shall pay the entire cost thereof to Landlord within ten (10) Business Days after Tenant's receipt of Landlord's written demand therefor, which obligation shall survive expiration or earlier termination of the Lease.

         4.30.10 Upon reasonable notice, the Landlord shall permit Tenant to access the Tenant's Generator Area of the Building at reasonable times for purposes of Tenant's exercise of its rights under this Section 4.30.

4.31 NO OFFSET; INDEPENDENT COVENANTS; WAIVER. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. Tenant waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from Rent, except to the extent otherwise expressly set forth herein, and (ii) to quit, terminate or surrender this Lease or the Premises or any part thereof, except as expressly provided herein. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED

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NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL
SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708
(2002). SUCH WAIVER AND ACKNOWLEDGEMENTS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

                         SECTION 5: DEFAULT AND REMEDIES

5.1      EVENTS OF DEFAULT.

         5.1.1 The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant ("Event of Default"):

                  (a) abandonment of all or any portion of the Premises and/or vacation of more than fifty percent (50%) of the Premises (excluding any assignments or subleases which have been approved by Landlord in accordance with the terms and conditions of Paragraph 4.16 hereof);

                  (b) failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within three
(3) Business Days after written notice from Landlord that such payment was not paid when due, provided, however, Landlord need not give any such notice more than twice in any twelve (12) month period, and any further failure by Tenant within any such twelve (12)month period to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within three
(3) Business Days after its due date shall constitute an immediate Event of Default without any notice from Landlord;

                  (c) failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of fifteen (15) Business Days after written notice from Landlord, provided, however, if cure is not reasonably capable of being completed within such time period, Tenant shall have such additional reasonable time (not to exceed an additional sixty (60) calendar days) as is required to cure such default as long as Tenant promptly commences such cure within said fifteen (15) Business Day period and thereafter diligently pursues such cure to completion;

                  (d) the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;

                  (e) (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Premises or of Tenant's interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant's interest in this Lease, unless the same is dismissed within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; or (6) the making by Tenant of a transfer in fraud of creditors;

                  (f) any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made; or

                  (g) the failure of the Tenant to deliver the Letter of Credit within the time period specified in the paragraph captioned "Lease Security".

         5.1.2 Tenant shall notify Landlord promptly of any Event of Default or any facts, conditions or events which, with the giving of notice or passage of time or both, would constitute an Event of Default.

         5.1.3 If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an "unexpired lease" under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

5.2 REMEDIES. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this paragraph.

         5.2.1 Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

                  (a) the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

                  (b) interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

                  (c) the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

                  (d) the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

                  (e) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

                  (f) all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

         5.2.2 Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

         5.2.3    [Intentionally Omitted]

         5.2.4 If Tenant abandons or surrenders the Premises without Landlord's consent or vacates more than fifty percent (50%) of the Premises (excluding any assignments or subleases which have been approved by Landlord in accordance with the terms and conditions of Paragraph 4.16 hereof), or if Landlord re-enters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either
(a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant's cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.6.

         5.2.5 None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: (a) an act by Landlord to maintain or preserve the Premises; (b) any efforts by Landlord to relet the Premises; (c) any repairs or alterations made by Landlord to the Premises; (d) re-entry, repossession or reletting of the Premises by Landlord pursuant to this paragraph; or (e) the appointment of a receiver, upon the initiative of Landlord, to protect Landlord's interest under this Lease. If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

         5.2.6 If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any reasonable cost of reletting (including finders' fees and leasing commissions); third, to the payment of the reasonable cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant. Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord's expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

         5.2.7 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.3 RIGHT TO PERFORM. If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) Business Days after notice of such failure by Landlord, or such shorter time if reasonable under the circumstances, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this paragraph as in the case of default by Tenant in the payment of Base Rent.

5.4 LANDLORD'S DEFAULT. Landlord shall not be in default under this Lease with respect to its obligation to deliver possession of the Premises to Tenant unless Landlord fails to so deliver the Premises within five (5) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, "Lender") covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing. As to all other obligations of Landlord hereunder, Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) Business Days after written notice is delivered by Tenant to Landlord and to any Lender, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord's obligation is such that more than twenty (20) Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such twenty (20) Business Day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as covenants, not conditions. In the event of any default, breach or violation of Tenant's rights under this Lease by Landlord, Tenant's exclusive remedy shall be either an action for specific performance or an action for actual damages. Except as otherwise expressly provided herein, Tenant hereby waives the benefit of any laws granting it the right to perform Landlord's obligation, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any Landlord default. Notwithstanding the foregoing cure period, to the extent the same is Landlord's obligation hereunder, Landlord shall be obligated to commence to cure an emergency situation that creates an imminent danger of bodily harm to any persons or an imminent danger of harm to property or material interference with Tenant's business operations as soon as reasonably possible following the date on which Landlord receives notice of such situation from Tenant. In addition, following Tenant's notice to Landlord and the expiration of the applicable cure period, except as otherwise provided herein, Tenant shall be entitled to pursue any and all applicable remedies provided by Massachusetts law in connection with such default by Landlord hereunder. In lieu of exercising its rights and remedies under Massachusetts law, Tenant shall have the right to cure a default by Landlord under the limited circumstances where each and all of the following conditions exist (the "Self Help Conditions"): (1) all or substantially all of the Premises have been rendered unusable by Tenant for the Permitted Uses as a result of Landlord's default hereunder; (2) Landlord has failed to cure the Landlord default within applicable notice and cure periods and is not then diligently pursuing such cure; (3) prior to curing the default, Tenant provides Landlord with at least fifteen (15) days written notice of the fact that Tenant intends to cure the default on Landlord's behalf; (4) if there is a Mortgage on the Building, Tenant has provided such Mortgagee with notice of Landlord's default and has allowed such Mortgagee an opportunity (which in no event shall be less than thirty (30) days after the expiration of Landlord's cure period) to cure such default in accordance with the terms of any subordination, non-disturbance and attornment agreement (or similar agreement) between Tenant and such Mortgagee; and (5) the action required to cure the default does not require Tenant to have access to the premises of any other tenant or occupant of the Building. In attempting to cure any default by Landlord, Tenant shall pursue the least expensive course of action that can reasonably be expected to cure the default in question and shall perform only so much work as is reasonably necessary to cure the default. Tenant shall indemnify Landlord for any and all Claims in connection with the performance of such work, including any claims by tenants or occupants of the Building that are adversely affected by the performance of the work. Upon completion of the curative work by Tenant and receipt of paid invoices, Landlord shall reimburse Tenant for all reasonable expenses reasonably incurred by Tenant in curing Landlord's default. If Landlord fails to repay Tenant for such costs within fifteen (15) days after Landlord's receipt of the paid invoices, except as otherwise provided herein, Tenant shall be entitled to pursue its remedies under Massachusetts law for payment of such amount.

                       SECTION 6: MISCELLANEOUS PROVISIONS

6.1 NOTICES. Any notice, request, approval, consent or written communication required or permitted to be delivered under this Lease shall be:
(a) in writing; (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material; and (c) deemed to be delivered on the earlier of the date received or four (4) Business Days after having been deposited in the United States Postal Service, postage prepaid. Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this paragraph, with copies to the persons at the addresses, if any, designated opposite each party's signature. Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause (b) above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

6.2 ATTORNEY'S FEES AND EXPENSES. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease (including Landlord's delivery of the Premises to Tenant), or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the non-breaching party shall be entitled to a reasonable sum for attorney's and paralegal's fees, expenses and court costs, including those relating to any appeal.

6.3 NO ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord's right to recover the balance of any amount payable or Landlord's right to pursue any other remedy provided in this Lease or at law.

6.4 SUCCESSORS; JOINT AND SEVERAL LIABILITY. Except as provided in the paragraph captioned "Limitation on Recourse" and subject to the paragraph captioned "Assignment and Subletting by Landlord", all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. In the event that more than one person, partnership, company, corporation or other entity is included in the term "Tenant", then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5 CHOICE OF LAW. This Lease shall be construed and governed by the laws of the state in which the Land is located.

6.6 NO WAIVER OF REMEDIES. The waiver by Landlord of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of one party to insist on the strict performance by the other party of all of the covenants and conditions of this Lease. No act or thing done by Landlord or Landlord's Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. The mention in this Lease of any particular remedy shall not preclude a party from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord and the payment by

Tenant of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver. Any waiver by either party must be in writing and signed by the waiving party to be effective.

6.7 OFFER TO LEASE. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

6.8 FORCE MAJEURE. In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease (other than the payment of money) by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, terrorism, natural or local emergency, acts or omissions of others, including Tenant or Landlord (as applicable), or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord or Tenant (as applicable), then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay. Notwithstanding anything herein to the contrary, except with respect to war, terrorism, civil disturbances, fires, floods and other events which are commonly considered to be "acts of God", the number of days of Force Majeure delay for each such event shall be limited to one hundred fifty (150) days.

6.9 LANDLORD'S CONSENT. Unless otherwise provided in this Lease, whenever Landlord's consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord's judgment or discretion exercised in good faith and shall be delivered in writing.

6.10 SEVERABILITY; CAPTIONS. If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.11 INTERPRETATION. Whenever a provision of this Lease uses the term (a) "include" or "including", that term shall not be limiting but shall be construed as illustrative, (b) "covenant", that term shall include any covenant, agreement, term or provision, (c) "at law", that term shall mean as specified in any applicable statute, ordinance or regulation having the force of law or as determined at law or in equity, or both, and (d) "day", that uncapitalized word shall mean a calendar day. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.12 INCORPORATION OF PRIOR AGREEMENT; AMENDMENTS. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.13 AUTHORITY. If Tenant is a partnership, company, corporation or other entity, each individual executing this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained. If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf. The individual executing this Lease on behalf of Landlord' represents and warrants to Tenant that he or she is duly authorized to so execute and deliver this Lease and that all Trust or other entity actions and consents required for execution of this Lease have been given, granted or obtained. Landlord, within ten

(10) Business Days after demand by Tenant, shall deliver to Tenant satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.14 TIME OF ESSENCE. Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.15 SURVIVAL OF OBLIGATIONS. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated. Such obligations shall include any and all indemnity obligations set forth in this Lease.

6.16 CONSENT TO SERVICE. Tenant irrevocably consents to the service of process of any action or proceeding at the address of the Premises. Nothing in this paragraph shall affect the right to serve process in any other manner permitted by law.

6.17 LANDLORD'S AUTHORIZED AGENTS. Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord's Agents, only officers of Corporate Drive Corporation, the trustee of Landlord, are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord's claims under this Lease or to bind Landlord in any manner. Without limiting the effect of the pervious sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease, to compromise any of Landlord's claims under this Lease or to bind Landlord in any manner.

6.18 WAIVER OF JURY TRIAL. Landlord and Tenant irrevocably waive the respective rights to trial by jury in any action, proceeding or counterclaim brought by either against the other (whether in contract or tort) on any matter arising out of or relating in any way to this Lease, the relationship of Landlord and Tenant or Tenant's use or occupancy of the Premises.

6.19 BUILDING DELIVERIES. Landlord acknowledges that the corridor from the loading dock to the freight elevator is only thirty (30) inches wide at its narrowest point. Therefore, Landlord agrees that Tenant shall be permitted during the entire Lease Term to utilize the rear ground floor doors for access to and from the freight elevator for purposes of receiving or removing from the Premises items larger than thirty (30) inches in width. Notwithstanding the foregoing, Tenant shall use the loading dock entrance and such corridor (rather than the rear ground floor doors) for purposes of receiving or removing from the Premises any items which will fit through such corridor as it presently exists or as the same hereafter may be widened or reconfigured in Landlord's sole discretion.

             <THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.>

         IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.

Designated Address for Landlord:                 LANDLORD:

Corporate Drive Corporation, as Trustee of       Corporate Drive Corporation,
Corporate Drive Nominee Realty Trust             as Trustee of Corporate Drive
c/o Kennedy Associates Real Estate Counsel, Inc. Nominee Realty Trust, a
Attention: Director of Asset Management          Massachusetts nominee trust

1215 Fourth Ave., 2400 Financial Center          By: ___________________________
Seattle, WA 98161                                    Patrick O. Mayberry
Facsimile: 206-682-4769                              President

with a copy to:                                  By: ___________________________
                                                     Robert B Edwards
                                                     Treasurer
Corporate Drive Corporation, as Trustee of
Corporate Drive Nominee Realty Trust
c/o Kennedy Associates Real Estate Counsel, Inc.
Attn: Vice President, Asset Management
7315 Wisconsin Avenue, Suite 350 West
Bethesda, MD 20814
Facsimile: 301-656-9339

with a copy to Manager at:

Trammell Crow Services, Inc.
25 Corporate Drive
Burlington, Massachusetts 01803
Facsimile: 781-272-6226

Designated Address for Tenant:                   TENANT:

Prior to Commencement Date:                      Lightbridge, Inc., a Delaware
                                                 corporation

Lightbridge, Inc.                                By: ___________________________
67 South Bedford Street                          Name: _________________________
Burlington, Massachusetts 01803                  Its: __________________________
Facsimile: ____________________________

From and after Commencement Date:

Lightbridge, Inc.
30 Corporate Drive
Burlington, Massachusetts 01803
Facsimile: _____________________________

                            LANDLORD ACKNOWLEDGEMENT

                           )
___________________        ) ss.
                           )

         On this _______ day of December 2003, before me, a Notary Public in and for the ___________________________, personally appeared Patrick O Mayberry, the President of Corporate Drive Corporation,. the Massachusetts corporation that executed the within and foregoing instrument in its capacity as Trustee of Corporate Drive Nominee Realty Trust, and acknowledged said instrument to be the free and voluntary act and deed of said corporation in its capacity as Trustee of Corporate Drive Nominee Realty Trust, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                        ________________________________________________________
                        Name: __________________________________________________
                        NOTARY PUBLIC in and for the _____________________, residing at ____________________. My appointment expires: ______________________.

[NOTARIAL SEAL]

                      TENANT ACKNOWLEDGEMENT (CORPORATION)

_____________________________       )
                                    ) ss.
_____________________________       )

         On this _______ day of _______________, 2003, before me, a Notary
Public in and for the _________________________, personally appeared _______________________________, the ________________________ of Lightbridge,
Inc., the Delaware corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that s/he/they was/were authorized to execute said instrument.

         WITNESS my hand and official seal hereto affixed the day and year first as above written.

                        ________________________________________________________
                        Name: __________________________________________________
                        NOTARY PUBLIC in and for the State of ______________ , residing at ____________________. My appointment expires: ______________________.

[NOTARIAL SEAL]

                               EXHIBIT A to Lease

                              Intentionally Omitted

                                      Ex. A

                               EXHIBIT B to Lease

                    DRAWINGS SHOWING LOCATION OF THE PREMISES

                                      Ex. B

                               EXHIBIT C to Lease

           LISTING OF PLANS AND SPECIFICATIONS FOR TENANT IMPROVEMENTS

                                      Ex. C

                               EXHIBIT D to Lease

                              Intentionally Omitted

                                      Ex. D

                               EXHIBIT E to Lease

                              RULES AND REGULATIONS

         1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

         2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows, which may appear unsightly from outside the Premises.

         3. Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building's tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building.

         4. The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

         5. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Cleaning and janitorial services shall be provided five (5) days per week. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant's property by the janitor, any of Landlord's Agents or any other person.

         6. Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

         7.       [Intentionally Omitted]

         8. If Tenant requires telegraphic, telephonic, computer circuits, burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instructions for their installation, and shall pay the entire cost of such installation(s).

         9. Tenant shall not place a load upon any floor (or portion thereof) of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord in Landlord's reasonable discretion. Except to the extent caused by Landlord's gross negligence or intentional misconduct, Landlord will not be responsible
                                      Ex. E
for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

         10. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.

         11. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord or approved by Landlord in accordance with the terms of Paragraph 2.3 or 4.4 of the Lease (as applicable).

         12. Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

         13. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building. Notwithstanding the foregoing, if such change is being made at the discretion of the Landlord and is not required by the United States Postal Service, the city or town in which the Land and/or Building is located or any other third party having such right, Landlord shall not change the name and street address of the Building more than once during the initial Lease Term without the Tenant's consent, which consent shall not be unreasonably withheld, conditioned or delayed. If such change is required by the United States Postal Service, the city or town in which the Land and/or Building is located, or any other third party, there shall be no limit on such changes.

         14. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may reasonably be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

         15. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

         16.      [Intentionally Omitted]

         17. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them. The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

         18. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

         19. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

         20. Tenant shall not in any way deface the Premises. Landlord reserves the right to direct

                                      Ex. E
electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

         21. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

         22. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

         23. Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord's judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

         24. Tenant shall store all of its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material, which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

         25. The Premises shall not be used for lodging or any improper or immoral or objectionable purpose. No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters' Laboratory approved microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

         26. Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

         27. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

         28. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

         29. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

         30. The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual. Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

         31. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.

         32. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.

         33. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building. If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

         34. Landlord reserves the right to make such other and reasonable Rules and Regulations

                                      Ex. E
as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land and the preservation of good order in the Building. Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations, which are so, made by Landlord. Landlord agrees to use reasonable efforts to enforce the Rules and Regulations against all tenants in the Building in a non-discriminatory manner.

         35. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant's Agents.

                                      Ex. E

                               EXHIBIT F to Lease

                            LETTER OF CREDIT CRITERIA

1.       The letter of credit shall be clean, irrevocable and unconditional.

2. The letter of credit shall be in the amount specified in the Lease paragraph captioned "Security Provisions".

3. The letter of credit must either (i) be issued by a national bank which is a member of the New York Clearing House and which has a banking office dedicated to the administration and payment of letters of credit in New York City or Boston, Massachusetts or (ii) if issued by any bank which is not described in clause (i), be confirmed by a bank described in clause (i). The issuing bank must have been assigned by Standard & Poors Investor Services a Bank Financial Strength Rating of BBB+, or better. If clause (ii) is applicable, the confirming bank must be assigned by Standard & Poors Investor Services a Bank Financial Strength Rating of BBB+, or better. The identity of the issuing bank and of any confirming bank shall also be reasonably satisfactory to Landlord.

4. The letter of credit shall have an expiration date no earlier than the first anniversary of the date of its issuance and shall provide for its automatic renewal from year to year unless terminated by the issuing bank by notice to Landlord given not less than forty-five (45) days prior to its expiration date by registered or certified mail. The final expiration date of the letter of credit and all renewals of it shall be no earlier than sixty (60) days following the end of the Lease Term.

5. The letter of credit shall be issued in favor of Landlord and shall be effective immediately on its issuance.

6. The letter of credit may be drawn at the New York City or Boston banking office of either the issuer of the letter of credit described in clause
(a) of paragraph 3 or, if clause (b) of paragraph 3 is applicable, the confirming bank described in clause (a) of such paragraph 3. It must allow for draws to be made at sight on a draft drawn under the letter of credit which has been approved as to form by Landlord. It must allow for one draw in the whole amount or multiple partial draws. The Landlord shall not as a condition to any draw be required to deliver any certificate, affidavit or other writing to the issuer expressing the basis for the draw.

7.       The letter of credit shall be transferable.

8. The letter of credit shall be governed by (a) the International Standby Practices (SP 98 published by the International Chamber of Commerce and (b) the United Nations Convention on Independent Guarantees and Standby Letters of Credit. Alternatively, if approved by the lender and if required by either the issuing bank or the confirming bank the Uniform Customs and Practices for Documentary Credits published by the International Chamber of Commerce may be substituted for the Practices referred to in clause (a) to the extent such Customs and Practices are not inconsistent with the criteria in this Exhibit F.

9. The letter of credit shall otherwise be in such form and shall be subject to such requirements as Landlord may reasonably require.

                                      Ex. F

                               EXHIBIT G to Lease

                                EXTERIOR SIGNAGE

                                      Ex. G

                               EXHIBIT H to Lease

              FORM OF REQUISITION FOR TENANT IMPROVEMENT ALLOWANCE

                                      Ex. H

                               EXHIBIT I to Lease

                             CLEANING SPECIFICATIONS

                                BURLINGTON CENTRE

I.   General

     A. All cleaning work will be performed between 6:00 pm and 10:00 pm, Monday through Friday, unless otherwise necessary for stripping, waxing etc.

     B. Abnormal waste removal (e.g., computer installation paper, bulk packaging, wood or cardboard crates, refuse from cafeteria operation, etc.) shall be Tenant's responsibility.

II.  Daily Operations (5 times per week)

     A.   Tenant Areas

          1. Empty and clean all waste receptacles; wash receptacles as necessary; remove waste material from the Premises.

          2.   Vacuum all rugs and carpeted areas.

          3.   Dust and mop all non-carpeted areas using a dust treated mop.

          4.   Wipe clean all brass and other bright work.

          5. Turn out all lights and lock all doors upon completion of cleaning.

     B.   Lavatories

          1.   Sweep and wash floors with disinfectant.

          2.   Wash both sides of toilet seats with disinfectant.

          3.   Wash all mirrors, basins, bowls and urinals.

          4.   Spot clean toilet partitions.

          5.   Empty and disinfect sanitary product disposal receptacles.

          6. Refill toilet tissue, towel, soap and sanitary product dispensers.

          7.   Remove waste paper and refuse.

          8. Dust all powder rooms and fixtures, including shelves, dispensers, receptacles, bright work flushometers, piping and toilet seat hinges.

     C.   Public Areas

          1.   Wipe down entrance doors and clean glass (interior and exterior).

          2.   Vacuum elevator carpets and wipe down doors and walls.

          3.   Clean water coolers.

          4.   Wash all rubber mats.

III. Operations as Needed (but not less than weekly)

     A.   Tenant and Public Areas

          1.   Buff all resilient floor areas.

IV.  Weekly Operations

     A.   Tenant Areas, Lavatories and Public Areas

                                      Ex. I

          1. Hand dust and wipe clean all horizontal surfaces with treated cloths to include furniture, office equipment, windowsills, door ledges, chair rails, baseboards, etc., within normal reach.

          2. Remove finger marks from private entrance doors, light switches and doorways.

          3.   Sweep all stairways.

V.   Monthly Operations

     A.   Tenant and Public Areas

          1.   Thoroughly vacuum seat cushions on chairs and sofas, etc.

          2.   Vacuum and dust grillwork.

     B.   Lavatories

          1.   Wash down interior walls and toilet partitions.

          2.   Machine scrub lavatory floors.

VI.  Twice Per Year

     A.   Entire Building

          1.   Clean inside of all windows.

          2.   Clean outside of all windows.

VII. Yearly

     A.   Public Areas

          1.   Strip and wax all resilient tile floor areas.

                                      Ex. I

                               EXHIBIT J to Lease

                             Tenant's Generator Area

                                      Ex. J

                               EXHIBIT K to Lease

                Prior Rights of First Offer and/or First Refusal

- Administaff Client Services, L.P has a prior right of first offer during its initial lease term which expires on February 29, 2008 to lease expansion space consisting of approximately four thousand two hundred sixteen (4,216) rentable square feet located adjacent to its current space on the first floor of the Building, all as shown on the floor plan attached hereto to this Exhibit K.

                                      Ex. K

                                        1